UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Church & Dwight Co., Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Church & Dwight Co., Inc.

2016

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

MEETING DATE

May 5, 2016

Church & Dwight Co., Inc. Princeton South Corporate Park 500 Charles Ewing Boulevard Ewing, New Jersey 08628	Consumer and Specialty Products

CHURCH & DWIGHT CO., INC.

LOCATION OF THE MEETING CHURCH & DWIGHT CO., INC. Princeton South Corporate Park 500 Charles Ewing Boulevard Ewing, New Jersey 08628 USA (609) 806-1200 www.churchdwight.com

Notice of Annual Meeting of Stockholders to be held Thursday, May 5, 2016.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held at Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628 on Thursday, May 5, 2016 at 12:00 p.m., Eastern Daylight Time, to consider and take action on the following:

1.	Election of three nominees to serve as directors for a term of three years each and one nominee to serve as a director for a term of two years;

2.	An advisory vote to approve compensation of our named executive officers;

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016; and

4.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 11, 2016 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy. You may vote your proxy four different ways: by mail, via the Internet, by telephone, or in person at the meeting. Please refer to detailed instructions included herein or with the Notice Regarding the Availability of Proxy Materials.

By Order of the Board of Directors, PATRICK D. DE MAYNADIER Corporate Secretary

Ewing, New Jersey

March 23, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 5, 2016: The Notice of Annual Meeting, Proxy Statement and 2015 Annual Report to Stockholders are available at: https://materials.proxyvote.com/171340.

PROXY STATEMENT SUMMARY

This summary highlights important information you will find in this proxy statement. This summary does not contain all of the information you should consider. You should read the complete proxy statement and our 2015 Annual Report before voting.

In this proxy statement, the words “Church & Dwight,” “Company,” “we,” “our,” “ours,” and “us” and similar terms refer to Church & Dwight Co., Inc. and its consolidated subsidiaries.

2016 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 5, 2016 at 12:00 p.m., Eastern Daylight Time

Place:	Church & Dwight Co., Inc. Princeton South Corporate Park 500 Charles Ewing Boulevard Ewing, New Jersey 08628

Directions:	Directions to the Annual Meeting are included at the end of this proxy statement

Record Date:	March 11, 2016

VOTING MATTERS AND BOARD OF DIRECTORS RECOMMENDATIONS

Proposals	Board Recommendation	Vote Required
1: Election of three nominees to serve as directors for a term of three years each and one nominee to serve as a director for a term of two years	FOR EACH NOMINEE	Majority of votes cast
2: Advisory vote to approve the compensation of our named executive officers	FOR	Majority of votes present and entitled to vote
3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2016	FOR	Majority of votes present and entitled to vote

The following individuals are the nominees to serve as members of the Company’s Board of Directors (“Board” or “Board of Directors”). Mr. Farrell will be elected to serve until 2018 and Messrs. Irwin, Price, and Winkleblack will be elected to serve until 2019. Detailed information about all of our directors’ backgrounds and areas of expertise can be found beginning on page 8.

				Committees
	Position	Director Since	Independent	Audit	Compensation and Organization	Governance and Nominating	Executive
Matthew T. Farrell	President & CEO, Church & Dwight Co., Inc.	2016					X
Bradley C. Irwin	President & CEO, Welch Foods, Inc.	2006	X	X
Penry W. Price	Vice President, Global Sales, Marketing Solutions, LinkedIn Corporation	2011	X		X
Arthur B. Winkleblack	Retired Executive Vice President and Chief Financial Officer, H.J. Heinz Company	2008	X		Chair		X

Church & Dwight Co. | 2016 Proxy Statement	1

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies. We believe that the following practices and policies contribute to our strong governance profile:

Director Independence

¡       8 of 10 directors are independent under the NYSE listing standards

¡      3 fully independent Board Committees: Audit, Compensation & Organization, and Governance & Nominating

¡      Lead independent director presides over executive sessions and facilitates communication with the independent directors

Board Accountability

¡      Our directors are subject to “majority voting”, and each incumbent director nominee submits, prior to the Annual Meeting, an irrevocable resignation in writing that our Board of Directors may accept if a majority of stockholders do not re-elect the director in an uncontested election

Board Leadership

¡      Annual assessment and determination of Board leadership structure

¡       Annual election of independent Lead Director when Chairman/CEO roles are combined or when the Chairman is not independent

¡       Lead Director has strong role and significant governance duties, including chair of executive sessions of all independent directors

Board Evaluation and Effectiveness	¡ Annual Board, Committee, and individual director evaluations
Board Refreshment

¡      Board members submit resignation letters effective upon the election of their successor following their 72nd birthday (the Board may waive this requirement if in the best interest of stockholders)

¡       Annual review of board succession plans

Director Engagement

¡      Each director attended at least 75-percent of the aggregate number of meetings held by the Board and all Committees of the Board on which such director served in 2015

¡      Board policy limits director membership to four other public company boards (without the approval of the Governance & Nominating Committee)

¡       Stockholder ability to contact directors (as described beginning on page 19)

Director Access

¡      Significant interaction with senior business leaders through regular business reviews

¡      Directors have direct access to senior management and other employees

¡       Directors have authorization to hire outside experts and consultants and to conduct independent investigations

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Clawback and Anti-Hedging Policies

¡      Clawback policy permits the Company to recoup certain compensation payments and grants, under the Company’s Annual Incentive Plan and Omnibus Equity Compensation Plan, to the extent required by law. Insider trading policy prohibits directors, officers, and other designated employees from engaging in any pledging, short sales, or hedging involving Company stock

Share Ownership

¡      CEO is required to hold shares equivalent to 5x base salary

¡       CFO is required to hold shares equivalent to 3x base salary

¡      All other senior executives are required to hold shares equivalent to 2.5x base salary

¡      Directors are required to hold shares equivalent to 5x their annual retainer

Compensation Practices

¡      Target compensation opportunities are competitive in markets in which we compete for management talent

¡       Use of short-term and long-term incentives ensure a strong connection between Company performance and actual compensation realized

¡       No excise tax gross-ups for change-in-control payments

¡      No defined pension benefit plan or similarly actuarially valued pension plan for executives

¡       Limited perquisites

¡       Repricing of stock options is prohibited

Church & Dwight Co. | 2016 Proxy Statement	3

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628

(609) 806-1200

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our Board for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 5, 2016 and at any adjournments thereof.

Who Can Vote

Each holder of record of our common stock at the close of business on March 11, 2016 is entitled to vote at the Annual Meeting. At the close of business on March 11, 2016, there were 128,261,963 shares of our common stock outstanding.

Distribution of Proxy Solicitation and Other Required Annual Meeting Materials

The Securities and Exchange Commission (“SEC”) has adopted rules that allow us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Stockholders may access these materials and vote over the Internet or by telephone or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the Annual Meeting. We began mailing the required notice, called a Notice Regarding Availability of Proxy Materials (“Notice”), to stockholders on or about March 23, 2016. The proxy materials have been posted on the Internet, at https://materials.proxyvote.com/171340. If you received a Notice by mail, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

How You Can Vote

You may vote by any of the following methods:

•	In person. Stockholders of record and beneficial stockholders with shares held in street name (held in the name of a broker or other nominee) may vote in person at the Annual Meeting. If you hold shares in street name, you must obtain a legal proxy from your broker or other nominee to vote in person at the Annual Meeting.

•	By telephone or via the Internet. You may vote by proxy, either by telephone or via the Internet, by following the instructions provided in the Notice, proxy card, or voting instruction card.

•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you vote by telephone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, and returned a proxy card by mail.

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How You May Revoke or Change Your Vote

You have the power to change or revoke your proxy at any time before it is voted at the Annual Meeting as follows:

•	Stockholders of record. You may change or revoke your vote by submitting a written notice of change or revocation to our Secretary at the address listed above or by submitting another timely vote (including a vote via the Internet or by telephone). For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners. You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

•	Savings and Profit Sharing Plan participants. You may change or revoke your voting instructions by May 2, 2016, by either revising your instructions via the Internet, by telephone, or by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Required Vote

You are entitled to cast one vote for each share of common stock you own on March 11, 2016, the record date. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Our by-laws provide for majority voting in uncontested director elections. As a result, at the Annual Meeting, directors will be elected by the affirmative vote of a majority of the votes cast (in person or by proxy) in an uncontested election. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker “non-votes” are not counted as votes for or against a nominee. If you “abstain” from voting with respect to director nominees, your shares will be counted for purposes of a quorum, but will have no effect on the election of the nominees. All of our director nominees are currently serving on our Board of Directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on our Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines (“Corporate Governance Guidelines”), each incumbent director nominee submits, prior to the Annual Meeting, a contingent resignation that our Board of Directors may accept if stockholders do not re-elect the director. In that situation, the Governance & Nominating Committee would make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether to take other action. Our Board of Directors would act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the majority of votes represented at the meeting (in person or by proxy) and entitled to vote on the matter. An abstention will have the same effect as a vote against with respect to the advisory vote on the compensation of our named executive officers and the ratification of our independent registered public accounting firm for 2016. Brokers will not have discretionary authority to vote on the election of our directors or the advisory vote on the compensation of our named executive officers, and a broker “non-vote” is not counted for purposes of voting on these matters.

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How Shares Will be Voted

Stockholders of record.    If you are a stockholder of record and you:

•	indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares FOR the election of the nominees described in this proxy statement, FOR the compensation of our named executive officers and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

Beneficial owners.    If you hold shares in street name (in the name of a broker or other nominee), you must give instructions to your bank or broker on how you would like your shares to be voted. Under applicable New York Stock Exchange (“NYSE”) rules, your bank or broker has discretion to vote on “routine” matters, such as the ratification of the appointment of an independent registered public accounting firm, but does not have discretion to vote on “non-routine” matters, such as the election of directors or the proposal on executive compensation matters. Thus, if a bank or broker holds your shares and you do not instruct the bank or broker how to vote on the election of directors or on the proposal related to the advisory vote on compensation of our named executive officers, no votes will be cast on your behalf.

Savings and Profit Sharing Plan participants.    If you participate in the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees or the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Hourly Employees (the “Plans”), you may have voting rights regarding shares of our common stock credited to your account in the Plans. In order to permit the trustee to tally and vote the shares held in the Plans (“Plan Shares”), your instructions, whether by Internet, by telephone, or by proxy card, must be submitted on or prior to May 2, 2016. If you do not instruct the trustee how to vote, your Plan Shares will be voted by the trustee in the same proportion that it votes Plan Shares for those accounts in the Plans for which it did receive timely voting instructions. The proportional voting policy is detailed under the terms of the Plans and the associated trust agreements.

Other matters.    Our Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Who can attend the Annual Meeting

Only stockholders as of the record date, March 11, 2016, or duly appointed proxies, may attend the Annual Meeting. No guests will be allowed to attend the Annual Meeting.

What do I need to attend the Annual Meeting and when should I arrive

The Annual Meeting will be held at Church & Dwight’s Headquarters, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628. Admission to the Annual Meeting will begin at 11:00 a.m., Eastern Daylight Time.

In order to be admitted to the Annual Meeting, you should:

•	arrive shortly after 11:00 a.m., Eastern Daylight Time, to ensure that you are seated by the commencement of the Annual Meeting at 12:00 p.m., Eastern Daylight Time;

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•	be prepared to comply with security requirements, which may include security guards searching all bags, among other security measures;

•	leave your camera at home because cameras, transmission, broadcasting, and other recording devices will not be permitted in the meeting room (and we will ask that smart phones be turned off during the meeting); and

•	bring photo identification, such as a driver’s license, and proof of ownership of our common stock on the record date, March 11, 2016. If you are a holder of record, the top half of your proxy card or your Notice of Availability is your admission ticket. If you hold your shares in street name, a recent brokerage statement or a letter from your bank, broker, trustee, or other nominee are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank, trustee, or other nominee that holds your shares of common stock.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to the Annual Meeting.

Costs of Solicitation

Solicitation of proxies on our behalf may be made by our directors or employees by mail, in person, and by telephone. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies for a fee estimated not to exceed $7,500 plus out-of-pocket expenses. We will pay all costs of the solicitation, and will indemnify D.F. King against liabilities relating to or arising from their proxy solicitation services conducted on our behalf, other than those resulting from D.F. King’s willful misconduct or gross negligence. We also will reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding Notices and proxy materials to beneficial owners.

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PROPOSAL 1: ELECTION OF DIRECTORS

Our restated certificate of incorporation (“Certificate of Incorporation”) provides for the division of our Board of Directors into three classes, with the directors in each class serving for a term of three years. Our Board of Directors currently consists of ten members, with each class consisting of three members, except for the class whose term ends in 2018, which consists of four members. Our Board of Directors increased the number of Directors from nine to ten, effective January 4, 2016.

At the Annual Meeting, one director will be elected to serve until the 2018 Annual Meeting and three directors will be elected to serve until the 2019 Annual Meeting, in each case, until their successors are elected and qualified. Our Board of Directors has nominated Bradley C. Irwin, Penry W. Price, and Arthur B. Winkleblack, all of whom currently serve as members of our Board of Directors, for election as directors at the Annual Meeting to serve until the 2019 Annual Meeting. Our Board of Directors appointed Matthew T. Farrell, our current President and Chief Executive Officer, to the Board effective January 4, 2016, and has nominated him for election at the Annual Meeting to serve until the 2018 Annual Meeting. All nominees have agreed to be named in this proxy statement and to serve if elected.

In considering individuals to recommend for nomination as directors, the Governance & Nominating Committee seeks persons who collectively possess the range of attributes described below under “Corporate Governance—Governance & Nominating Committee.” The Governance & Nominating Committee and our Board of Directors believe that the nominees listed below and the directors continuing in office collectively possess these attributes, which, together with their respective experience described in the biographical summaries below, make each nominee or director, as applicable, well qualified to serve on our Board of Directors.

We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason; however, if they become unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by our Board of Directors, unless our Board of Directors determines to reduce the number of directors in the relevant class.

Your Board of Directors unanimously recommends a vote FOR all of the following nominees.

Information concerning the nominees and continuing members of our Board of Directors is provided below:

Standing for Election for Term Expiring in 2018

MATTHEW T. FARRELL Director since 2016 Non-Independent Age: 59 Executive Committee

Professional Experience

Mr. Farrell has been our President and Chief Executive Officer since January 2016. From November 2014 to January 2016, he was our Executive Vice President, Chief Operating Officer, and Chief

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Financial Officer, prior to which he served as our Executive Vice President, Finance and Chief Financial Officer since May 2007. From September 2006 through May 2007, he was our Vice President and Chief Financial Officer. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma Inc. from April 2002 through August 2006. From July 2000 through April 2002, he served as Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 through June 2000, he held various senior financial positions at AlliedSignal Inc.

Other Boards and Appointments

Mr. Farrell currently serves as a member of the Board of Directors of Lydall, Inc., a supplier of engineered thermal, acoustical, and filtration products.

Director Qualifications

Mr. Farrell’s intimate knowledge of our Company, gained through over nine years of executive service as our Chief Operating Officer and Chief Financial Officer, combined with his nearly four years of experience as the Chief Financial Officer of a pharmaceutical company and other finance and investor relations roles at large multinational companies enable him to provide important insights and leadership to us and our Board of Directors regarding our operations, including marketing, strategic planning, mergers and acquisitions, finance and capital structure, performance management, business analytics, compliance, risk management, public company reporting and governance, and investor relations.

Standing for Election for Term Expiring in 2019

BRADLEY C. IRWIN Director since 2006 Independent Age: 57 Audit Committee

Professional Experience

Mr. Irwin has been the President and Chief Executive Officer of Welch Foods Inc., a global processor and marketer of juices and jams, since February 2009. Mr. Irwin was President of Cadbury Adams North America LLC, the North American confectionery business unit of Cadbury Schweppes plc. (“Cadbury Schweppes”), from June 2007 through November 2008. From April 2003 through June 2007, Mr. Irwin was President of Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes. Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes, from May 2000 through April 2003. From 1980 through 1999, Mr. Irwin served in various capacities for The Procter & Gamble Company.

Director Qualifications

Mr. Irwin’s more than 30 years of experience in the consumer products industry, including his service in executive capacities at large multinational public companies that market products in the same categories as some of our products, enables him to provide valuable insights into a wide variety of matters relating to our operations. These matters include, among others, strategic planning, risk assessment, and international operations.

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PENRY W. PRICE Director since 2011 Independent Age: 47 Compensation & Organization Committee

Professional Experience

Mr. Price has been the Vice President, Global Sales, Marketing Solutions of LinkedIn Corporation since October 2013. From June 2011 through October 2013, he was President of Dstillery, Inc., a marketing technology company formerly known as Media6Degrees, LLC. From June 2004 through June 2011, he served in various capacities at Google, Inc., a provider of Internet-related products and services, the last of which was Vice President, Agency Sales and Partnerships, Worldwide. From July 2000 through June 2004, Mr. Price served as Sales Director of Wenner Media, LLC, a company engaged in the publication of magazines and production of radio and television programs, where he was principally responsible for revenue generation and strategic partnerships.

Other Boards and Appointments

Mr. Price was a member of the Board of Directors of Dstillery, Inc. until September 2014.

Director Qualifications

Mr. Price’s extensive experience as a senior executive in companies specializing in digital marketing, advertising, and social networks enables him to provide valuable perspectives on our marketing initiatives and strategies, including the use of social media and digital technology to reach new consumers.

ARTHUR B. WINKLEBLACK Director since 2008 Independent Age: 58 ¡ Chair, Compensation & Organization Committee ¡ Executive Committee

Professional Experience

Mr. Winkleblack retired in June 2013 as Executive Vice President and Chief Financial Officer of the HJ Heinz Company, a global packaged food manufacturer, where he had been Executive Vice President and Chief Financial Officer since January 2002. From 1999 through 2001, Mr. Winkleblack was Acting Chief Operating Officer, Perform.com, and Chief Executive Officer, Freeride.com, at Indigo Capital.

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Earlier in his career, Mr. Winkleblack held senior finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment Corporation, AlliedSignal, Inc., and PepsiCo, Inc. Mr. Winkleblack also provides financial and capital markets consulting services to Ritchie Brothers Auctioneers, an industrial auctioneer, where he serves as the Senior Advisor to its CEO, Ravichandra K. Saligram, who also serves on our Board of Directors.

Other Boards and Appointments

Mr. Winkleblack currently serves as a member of the Board of Directors of Performance Food Group, a company specializing in the distribution of food and food-related products to customers throughout the United States. From 2013 to 2015, he was a member of the Board of Directors of RTI International Metals, Inc., an NYSE-listed company specializing in advanced titanium products for the aerospace, defense and medical device markets.

Director Qualifications

Mr. Winkleblack’s substantial executive experience across a broad range of industries enables him to provide our Board of Directors with knowledgeable perspectives on strategic planning, international operations, and mergers and acquisitions. In addition, his nearly twelve years of experience as the Chief Financial Officer of a large, multinational, consumer goods company enables him to bring important perspectives to our Board of Directors on performance management, business analytics, finance and capital structure, compliance, risk management, public company reporting, and investor relations.

Continuing Directors

Current Term Expires in 2017

JAMES R. CRAIGIE Chairman since 2007 Director since 2004 Non-Independent Age: 62 Executive Committee

Professional Experience

Mr. Craigie has been our Chairman since 2007. From May 2007 to January 2016 he was our Chairman and Chief Executive Officer. From July 2004 through May 2007, he was our President and Chief Executive Officer. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. From 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy.

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Other Boards and Appointments

Mr. Craigie currently serves as a member of the Boards of Directors of Solazyme, Inc., a renewable oil and bioproducts company, Bloomin’ Brands, Inc., a casual dining company, and the Gettysburg Foundation, a non-profit foundation involved with restoring the Gettysburg battlefields. From 2006 to 2014, he was a member of the Board of Directors of Meredith Corporation, a media and marketing company.

Director Qualifications

Mr. Craigie’s intimate knowledge of our Company, gained through over ten years of service as our Chief Executive Officer, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning, and senior management personnel matters. In addition, his leadership in connection with several of our acquisitions and dispositions, together with his stewardship over the sale of several businesses at Spalding Sports Worldwide, underscore his strong ability to evaluate business combination and disposition opportunities. Mr. Craigie’s experience as a member of other public company boards and their committees enables him to provide valuable insights into our corporate governance and risk management.

ROBERT D. LEBLANC Lead Director since 2010 Director since 1998 Independent Age: 66 ¡ Chair, Governance & Nominating Committee ¡ Executive Committee

Professional Experience

Mr. LeBlanc retired in 2003 as President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and as Executive Vice President and member of the Board of Directors of Handy & Harman’s parent company, WHX Corporation, where he had been employed since 1996.

Other Boards and Appointments

From 2008 to 2013, Mr. LeBlanc was a member of the Board of Directors of Joliet Equipment Corporation, an industrial motor and motor repair company. From December 2003 to December 2006, he was a member of the Board of Directors of Opinion Research Corporation, a demographic, health, and market research company. From 2006 to 2011, he was a member of the board of advisors of Jetera, Inc., a precision media company.

Director Qualifications

Mr. LeBlanc’s experience as a chief executive officer of an industrial manufacturer and background in the global chemical industry enable him to share important insights with our Board of Directors on a variety of matters involving our Specialty Products Division, the raw materials and processes used in

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our production facilities, and our operations generally, including marketing, information technology, and business integration. In addition, his experience as a member of the boards of directors of several public and private companies enables him to provide an informed perspective on interaction with executive management and on executive compensation and corporate governance matters.

JANET S. VERGIS Director since 2014 Independent Age: 51 Audit Committee

Professional Experience

Ms. Vergis has served as an Executive Advisor for private equity firms since January 2013, where she identifies and evaluates healthcare investment opportunities. She is currently retained in that capacity by Water Street Healthcare Partners, LLC, and was previously an advisor at Warburg Pincus, LLC from January 2013 to December 2014. From January 2011 to August 2012, she was the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company dedicated to oral health, where she led that company’s successful turnaround and sale to Valeant Pharmaceuticals International, Inc. From 1988 to 2009, she served in various positions of increasing responsibility in executive leadership, research and development, new product development, sales, and marketing with Johnson & Johnson and its subsidiaries. Ms. Vergis most recently served as President of Janssen Pharmaceuticals, McNeil Pediatrics and Ortho-McNeil Neurologics.

Other Boards and Appointments

Ms. Vergis is currently a member of the Board of Directors of Impax Laboratories, a technology-based specialty and generic pharmaceutical company focused on the development, manufacture, and marketing of bioequivalent pharmaceutical products. She was also a member of the Board of Directors of Lumara Health, formerly K-V Pharmaceutical Company, a specialty branded pharmaceutical company with a primary focus on women’s healthcare, and OraPharma, Inc.

Director Qualifications

Ms. Vergis’ more than 25 years of pharmaceutical leadership experience, together with her extensive background in research and development, new product development (including products regulated by the U.S. Food and Drug Administration), sales, and marketing, combined with her focus in the areas of oral health and women’s health, enable her to provide important perspectives to our Board of Directors on a range of matters relating to our operations.

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Current Term Expires in 2018

T. ROSIE ALBRIGHT Director since 2004 Independent Age: 69 Compensation & Organization Committee

Professional Experience

Ms. Albright retired in September 2001 as President, Carter Products Division of Carter-Wallace, Inc. (“Carter-Wallace”), where she had been employed since December 1995. From November 1993 through November 1995, she served as General Manager and Executive Vice President, Revlon Beauty Care Division, and Executive Vice President, Almay Cosmetics Division, of Revlon, Inc. From September 2001 through May 2004 she was an advisor to the Board of Directors of Armkel LLC (“Armkel”). Armkel succeeded to a portion of Carter-Wallace’s consumer products division in September 2001 and was merged into Church & Dwight in May 2004.

Other Boards and Appointments

From 1995 to 2015, Ms. Albright was a member of the Board of Directors of UIL Holdings Corporation, a holding company for The United Illuminating Company, a regulated utility.

Director Qualifications

Ms. Albright’s experience as an executive and as a member of the boards of directors of public consumer products companies, including experience as president of the former Carter-Wallace division that manufactured and marketed a number of consumer products we subsequently acquired, enables her to provide valuable perspectives on the management and marketing of our consumer products portfolio. In addition, her experience as a member of the audit, compensation, and governance committees of public company boards of directors enables her to share with our Board of Directors helpful insights on risk management, corporate governance and executive compensation matters.

RAVICHANDRA K. SALIGRAM Director since 2006 Independent Age: 59 Governance & Nominating Committee

Professional Experience

Mr. Saligram has been the Chief Executive Officer and a member of the Board of Directors of Ritchie Bros. Auctioneers Incorporated, the world’s largest industrial equipment auctioneer, since July 2014.

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From November 2010 through November 2013, he served as the Chief Executive Officer, President, and a member of the Board of Directors of OfficeMax Incorporated, a company engaged in business-to-business and retail office products distribution. From 2003 through November 2010, he served in executive management positions with ARAMARK Corporation, a global food services company, including Executive Vice President, President, ARAMARK International, and Chief Globalization Officer, and Senior Vice President of ARAMARK Corporation. From 1994 through 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America, Chief Marketing Officer & Managing Director, Global Strategy, President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas.

Director Qualifications

Mr. Saligram’s extensive experience building businesses and brands in the industrial products, office products distribution, consumer packaged goods, hospitality, and consumer and managed services industries and leadership over operational teams in a large number of countries, enable him to provide our Board of Directors with a valuable global perspective on governance and control matters, as well as on strategic planning and risk assessment.

ROBERT K. SHEARER Director since 2008 Independent Age: 64 ¡ Chair, Audit Committee ¡ Executive Committee

Professional Experience

Mr. Shearer retired in March 2015, as Senior Vice President and Chief Financial Officer of VF Corporation, a global lifestyle apparel company where he served in that capacity since May 2005. He also served VF Corporation in several other capacities since 1986, including Vice President, Finance and Chief Financial Officer from July 1998 to May 2005. Earlier in his career, Mr. Shearer held a senior audit position with Ernst & Young LLP.

Other Board and Appointments

Mr. Shearer is currently a member of the Board of Directors of The Fresh Market, Inc., a specialty grocery retailer.

Director Qualifications

Mr. Shearer’s recent role as Chief Financial Officer of VF Corporation, coupled with his 12 years of experience in public accounting, enables him to provide our Board of Directors and the Audit Committee with important insights on a range of financial and internal control matters, as well as on matters relating to capital structure, information systems, risk management, and public reporting. In addition, his participation in VF Corporation expansion initiatives, including a number of acquisitions and growth in international markets, enables him to provide important insights on international operations, business combination opportunities, and strategic planning.

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CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Board Composition

Our Board of Directors is currently comprised of T. Rosie Albright, James R. Craigie, Matthew T. Farrell, Bradley C. Irwin, Robert D. LeBlanc, Penry W. Price, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, and Arthur B. Winkleblack.

Corporate Governance Guidelines and Other Corporate Governance Documents

Our Corporate Governance Guidelines, including guidelines for the determination of director independence, the responsibilities and duties of our Board of Directors, director access to management and independent advisors, director compensation, the committees of our Board of Directors, and other matters relating to our corporate governance, are available on the Investors page of our website, www.churchdwight.com. Also available on the Investors page are other corporate governance documents, including our Code of Conduct (“Code of Conduct”) and the Charters of the Audit Committee, Compensation & Organization Committee, and Governance & Nominating Committee.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Board of Directors Independence

The Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors who meet the criteria for independence required by the NYSE listing standards. A director will be considered independent if our Board of Directors affirmatively determines that the director has no material relationship with us (directly, or as a partner, stockholder, or officer of an organization that has a relationship with us). In assessing the materiality of a relationship, our Board of Directors considers all relevant facts and circumstances. In addition to the independence standards established by the NYSE, we have adopted categorical standards under the Corporate Governance Guidelines designed to assist our Board of Directors in assessing independence. Under these standards, none of the following relationships disqualify a director or nominee from being considered “independent”:

•	A director’s or a director’s immediate family member’s ownership of five percent or less of the equity of an organization that has a relationship with us,

•	A director’s service as an executive officer of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or two percent of such other company’s consolidated gross revenues, or

•	A director’s service as an executive officer of a charitable organization that received annual contributions from the company that have not exceeded the greater of $1 million or two percent of such charitable organization’s annual gross revenues in any of such charitable organization’s last three fiscal years.

Our Board of Directors reviewed and analyzed the independence of each director in January 2016 to determine whether any particular relationship or transaction involving any director, or any director’s affiliates or immediate family members, was inconsistent with a determination that the

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director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board examined transactions and relationships between directors or their affiliates and family members and Church & Dwight. As a result of this review, in January 2016, our Board affirmatively determined that each of T. Rosie Albright, Bradley C. Irwin, Robert D. LeBlanc, Penry W. Price, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, and Arthur B. Winkleblack is independent within the meaning of the NYSE listing standards and under the categorical standards described in the Corporate Governance Guidelines.

Our Board of Directors has further determined that each of the members of the Audit Committee, Compensation & Organization Committee, and Governance & Nominating Committee is independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE listing standards applicable to audit committee members.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation & Organization Committee in fiscal year 2015 has ever served as one of our officers or employees. In addition, none of the directors who served on the Compensation & Organization Committee had any relationship with us or any of our subsidiaries during fiscal year 2015 pursuant to which disclosure would be required under applicable rules and regulations of the SEC pertaining to the disclosure of transactions with related persons. During fiscal year 2015, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions or, in the absence of any such committee, the entire board of directors) of any other entity of which an executive officer of such other entity served on our Board of Directors or the Compensation & Organization Committee.

Executive Sessions of Independent Directors

Our Board of Directors meets in regularly scheduled executive sessions without any members of our management, including the CEO or the non-independent Chairman of the Board, present. The Lead Director, currently Mr. LeBlanc, is responsible for chairing the executive sessions of our Board of Directors.

Board of Directors Risk Oversight

Our Board of Directors, acting principally through the Audit Committee, is actively involved in the oversight of the significant risks affecting our business. Our Board of Directors’ and the Audit Committee’s risk oversight activities are focused on management’s risk assessment and management processes, as well as on our ethics and compliance program.

Our Internal Audit department administers a vigorous risk assessment effort every other year, in collaboration with all of our directors and executive officers and annually in collaboration with all of our executive officers. This process is designed to identify and rank the most significant risks that affect our Company, including consideration of a large number of risks associated with companies in the consumer products industry. The assessed risks encompass, among others, economic, industry, enterprise, operational, and financial risks. Our President and Chief Executive Officer assigns an executive officer to lead the management of each of those risks identified as among the most significant. As part of the risk management process, our Internal Audit department annually prepares an Internal Audit project plan under which it reviews activities directed to mitigate business and financial related risks. This plan is subject to Audit Committee approval.

Our Director, Internal Audit (“Internal Audit Director”) meets quarterly with our executive officers to assess any changes in the magnitude of identified risks, as well as the status of mitigation activities

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with regard to the most significant risks. Our Internal Audit Director reports directly to the Audit Committee and advises the Audit Committee on a quarterly basis regarding management’s risk assessment process and the progress of mitigation activities designed to facilitate the maintenance of risk within acceptable levels. The Audit Committee, in turn, reports to our Board of Directors with regard to these matters on a quarterly basis.

Our General Counsel leads our ethics and compliance risk oversight program through the Compliance Council, which is comprised of various functional representatives and compliance subject matter experts. The Compliance Council meets regularly to review the health of the program, opportunities for improvement, and the status of execution against agreed program priorities. Our General Counsel also meets regularly with the Audit Committee, either alone or together with subject matter experts from the Compliance Council, to review the health of our compliance and ethics program, its priorities, and the status of execution against those priorities. Annually, our General Counsel provides a comprehensive review of the compliance and ethics program to our Board of Directors, and supplements this review, from time to time, as requested by our Board of Directors or as appropriate with respect to specific compliance risk areas or issues.

In addition to the efforts of our Board of Directors and the Audit Committee to address risk oversight, the Compensation & Organization Committee annually reviews our compensation policies and practices to confirm that such compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. As a result of its most recent review in 2015, the Compensation & Organization Committee concluded that our incentive compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•	The 2015 performance metrics selected under our Amended and Restated Annual Incentive Plan (“Annual Incentive Plan”) are counterbalanced so that, for example, an undue focus on net sales at the expense of gross margins will not result in a higher payout.

•	The award that is earned based on achievement of corporate performance objectives under the Annual Incentive Plan may be reduced (but not increased) at the discretion of the Compensation & Organization Committee based on individual factors.

•	We cap maximum awards under the Annual Incentive Plan so they cannot exceed 200% of the plan target award, which limits the potential for excessive emphasis on short-term incentives.

•	Stock options constitute a substantial portion of an executive’s total remuneration and vest as to all underlying shares on the third anniversary of the date of grant, which encourages a longer-term focus.

•	Annual stock option grants result in overlapping three-year vesting periods, which reduces the risk of an inappropriate focus on one vesting date.

•	Our stock ownership guidelines require that our executives hold a significant amount of our stock to further align their interests to the interests of our stockholders on a long-term basis.

Our Board of Directors believes that our compensation system, our division of risk oversight responsibilities, and our Board of Directors’ leadership structure comprise and support the most effective risk management approach.

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Board of Directors Leadership Structure

The Corporate Governance Guidelines provide that our Board of Directors may determine from time to time what leadership structure works best for our Company, including whether the same individual should serve both as Chairman of our Board of Directors and Chief Executive Officer (“CEO”). In addition, the guidelines provide that if the same individual serves as Chairman of our Board of Directors and CEO, or the Chairman is otherwise not independent, our Board of Directors shall have an independent Lead Director.

In May 2015, the Board decided to split the Chairman and CEO roles, when it announced that Mr. Farrell would be elected as President and CEO and Mr. Craigie as Non-Executive Chairman, both effective January 4, 2016. This action was consistent with the Company’s past practice of retaining a prior CEO as the Non-Executive Chairman for a transition period. The Board determined that it would be in the best interest of the Company to split the roles to provide for continuity of Board leadership and strategic oversight by retaining Mr. Craigie, who served as President and CEO from 2004 to 2007 and as Chairman and CEO from 2007 to 2016. This will allow Mr. Farrell to focus on business matters in his new role as the President and CEO. As CEO, Mr. Farrell reports to the Board and, given his appointment as a Director, attends all Board meetings. The Board is confident that Mr. Craigie and Mr. Farrell will continue to work collaboratively with each other and the Board, as they have effectively done in the past.

We also believe it is important to provide effective leadership and representation for our independent directors. Therefore, our Board of Directors has selected Mr. LeBlanc, who has served on our Board of Directors since 1998, from among our independent directors to serve as Lead Director, a role he has held since 2010. The Lead Director presides over executive sessions and has the authority to call executive sessions. The Lead Director also consults with the entire Board of Directors and with our President and CEO and our Secretary on Board of Directors meeting agendas. In addition, the Lead Director acts as a contact person to facilitate communications between employees, stockholders, and others with the independent directors.

We believe that the presence of a Lead Director enhances the ability of our Board of Directors to provide independent oversight and supplements the following corporate governance practices, which also facilitate independent oversight:

•	All of our directors, other than our Chairman of our Board of Directors and our President and CEO, are independent.

•	All of the members of the Audit Committee, Compensation & Organization Committee, and Governance & Nominating Committee are independent.

•	Our Board of Directors and each of its standing committees meet in regularly scheduled executive sessions without the presence of management.

•	Our Board of Directors completes an annual assessment of the effectiveness of the full Board of Directors, each of its standing committees, and individual directors.

Communication with the Board of Directors

While management has primary responsibility for stockholder engagement, our Board of Directors is regularly informed about management’s stockholder engagement efforts as part of its oversight role and is committed to enhancing stockholder value and to considering requests from our stockholders that will help us achieve this goal. Our stockholder engagement practices and controls,

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which are designed to support our commitment to constructive communications between our stockholders and the independent directors, include the ability of our stockholders to attend the Annual Meeting, an annual advisory vote on executive compensation (“say-on-pay”), the ability to submit stockholder proposals and recommend candidates for election to our Board, and the ability to communicate directly with our Board of Directors.

Our Lead Director acts as a contact person to facilitate communications between employees, stockholders and others with the independent directors. The Lead Director, who is currently also Chair of the Governance & Nominating Committee, is responsible for ensuring that stockholder requests, recommendations, and proposals regarding governance-related matters are evaluated by that Committee, the Compensation & Organization Committee, or Audit Committee, as appropriate, and then by our Board of Directors based on the applicable Committee’s recommendation.

Any person who wishes to communicate with our Board of Directors, including the Lead Director or the independent directors as a group, may direct a written communication to our Board of Directors, the Lead Director, or the independent directors, at: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Such correspondence (other than solicitations) will be logged in and forwarded to the Lead Director.

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Board of Directors Meetings and Committees

Committees of the Board of Directors

The Board has four standing committees as set forth in the table below. During 2015, each incumbent director attended at least 75% of the aggregate number of meetings held by our Board and all Board committees on which such director served.

Director	Board	Audit	Compensation and Organization	Governance and Nominating	Executive

T. Rosie Albright	✓		✓
James R. Craigie	Chair				✓
Matthew T. Farrell(1)	✓				✓
Bradley C. Irwin	✓	✓
Robert D. LeBlanc	Lead Director			Chair	✓
Penry W. Price	✓		✓
Ravichandra K. Saligram	✓			✓
Robert K. Shearer	✓	Chair			✓
Janet S. Vergis	✓	✓
Arthur B. Winkleblack	✓		Chair		✓

Number of Meetings in 2015	6	5	4	3	0

(1)	Mr. Farrell joined the Board of Directors effective January 4, 2016.

Although we do not have a formal policy requiring attendance of directors at our Annual Meetings, we expect all directors to attend the Annual Meeting absent exceptional circumstances. All incumbent directors who were directors at the time attended the 2015 Annual Meeting.

Audit Committee. Under its Charter, the Audit Committee (i) has sole authority to retain, set compensation and retention terms for, terminate, and oversee and evaluate the activities of, our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and permitted non-audit services, subject to the pre-approval policy discussed below under “Pre-Approval of Audit and Permissible Non-Audit Services”; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements and certain other disclosures included in our filings with the SEC; (iv) discusses with management, internal audit personnel, and our independent registered public accounting firm, our risk assessment and risk management policies, including our major financial risk exposures and the security of the Company’s computerized information systems; (v) oversees the internal audit function; (vi) discusses with management, internal audit personnel, and our independent registered public accounting firm the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting, and disclosure controls and procedures; and (vii) oversees the adoption, periodic review, and oversight of policies and procedures regarding business conduct and oversees our compliance and ethics program.

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The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding potential violations of our compliance and ethics program, including questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Complaints may also be made via the Internet at www.churchdwight.ethicspoint.com, or by calling our toll-free hotline. The number for calls placed within the United States and Canada is (855) 384-9879. The numbers for calls placed in other countries may be found on the Internet at www.churchdwight.ethicspoint.com. Such correspondence will be logged in and forwarded to the Chair of the Audit Committee or his/her designated delegates, who provide the Audit Committee with regular reports.

Our Board of Directors has determined that each of Mr. Shearer and Mr. Winkleblack is an “audit committee financial expert” within the meaning of SEC regulations.

Compensation & Organization Committee.    Under its Charter, the Compensation & Organization Committee is responsible for approving the specific salary, bonuses, stock awards, and other compensation for our elected officers, which includes our named executive officers identified in the Summary Compensation Table on page 50, subject to ratification by a majority of the independent directors of our Board of Directors who qualify as “outside directors” (“Independent Directors”) in accordance with Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) Section 162(m). The Compensation & Organization Committee also (i) oversees the design of our executive compensation programs, policies, and practices; (ii) reviews and approves the adoption, termination, and amendment of, and administers, our incentive and equity compensation plans; (iii) reviews and approves annually corporate goals and objectives as they relate to CEO and other executive officer compensation; (iv) evaluates whether our compensation policies and practices for our executive officers and other employees create risks that are reasonably likely to have a material adverse effect on us; and (v) collaborates with the Governance & Nominating Committee, regarding recommendations to our Board of Directors concerning executive officer succession.

In considering executive compensation, the Compensation & Organization Committee considers the executive compensation recommendations as well as the comparative public company data provided by Steven Hall & Partners, an independent compensation consultant engaged directly by the Compensation & Organization Committee. Steven Hall & Partners does not provide any other services to us. See “Compensation Discussion and Analysis” for additional information regarding the services provided by Steven Hall & Partners and information considered by the Compensation & Organization Committee. The Compensation & Organization Committee also takes into account statistical data and recommendations of our CEO. However, our CEO does not make recommendations regarding his own compensation.

Governance & Nominating Committee.    Under its Charter, the Governance & Nominating Committee (i) develops and periodically reviews, and recommends to our Board of Directors, criteria for the selection of new directors to serve on our Board of Directors; (ii) identifies individuals qualified to become Board of Directors members consistent with our Board of Directors’ criteria for selecting new directors set forth in the Corporate Governance Guidelines; (iii) recommends to our Board of Directors nominees for the class of directors to be elected at the next annual meeting of stockholders and, where applicable, to fill vacancies; (iv) considers and makes recommendations to our Board of Directors on questions of independence and possible conflicts of interest of members of our Board of Directors and executive officers in accordance with the Corporate Governance Guidelines; (v) in collaboration with the Compensation & Organization Committee, makes recommendations to our

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Board of Directors concerning executive officer succession; (vi) oversees Board of Directors and committee evaluations; (vii) makes recommendations to our Board of Directors regarding corporate governance matters; and (viii) reviews periodically and makes recommendations to our Board of Directors regarding the compensation of our Independent Directors and other non-employee directors, if any, and the principles upon which such compensation is determined, in consultation with the Compensation & Organization Committee.

The Governance & Nominating Committee recommends to our Board of Directors candidates for nomination to our Board of Directors. When considering individuals to recommend for nomination as directors, the Governance & Nominating Committee seeks persons with diverse backgrounds who possess the following characteristics: integrity, education, commitment to our Board of Directors, business judgment, business experience, accounting and financial expertise, diversity, reputation, civic and community relationships, high performance standards, and the ability to act on behalf of stockholders.

We do not have a formal policy for considering diversity in identifying and recommending nominees for election to our Board of Directors, but, as permitted by the Corporate Governance Guidelines, the Governance & Nominating Committee considers diversity from a variety of perspectives including, among others, differences of viewpoint, professional experience, education, skills, race, gender, and national origin, and other individual qualities and attributes that contribute to Board of Directors heterogeneity. The Governance & Nominating Committee balances these considerations when assessing the composition of our Board of Directors. The Governance & Nominating Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of director candidates.

The Governance & Nominating Committee will consider recommendations for director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. In order to enable consideration of a candidate in connection with the 2017 Annual Meeting of Stockholders, a stockholder must submit the following information by November 23, 2016: (i) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (ii) information about the relationship between the candidate and the recommending stockholder; and (iii) the written consent of the candidate to be named in the proxy statement and to serve as a director if elected. In considering any candidate proposed by a stockholder, the Governance & Nominating Committee will reach a conclusion as to whether to recommend such candidate to our Board of Directors based on the criteria described above. The Governance & Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance & Nominating Committee (and of our Board of Directors, if the candidate is recommended to our Board of Directors for consideration). The Governance & Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Executive Committee.    The Executive Committee may exercise the authority of our Board of Directors, except as specifically reserved by Delaware law to our Board of Directors or as our Board of Directors otherwise provides.

Succession Planning

Our Board of Directors recognizes that one of its most important duties is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning

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for the effective succession of the Chairman of our Board of Directors and our CEO and other senior members of executive management. Our succession planning process was evidenced in 2015 when we announced in May 2015 that Matthew T. Farrell, our then Executive Vice President, Chief Operating Officer, and Chief Financial Officer would be elected President and CEO and in July 2015, when we announced that Richard A. Dierker, our then Vice President, Corporate Finance would be elected Executive Vice President and Chief Financial Officer, each effective January 4, 2016. Additionally, in January 2016, Britta B. Bomhard, formerly General Manager, Europe, was promoted to Executive Vice President and Chief Marketing Officer to replace Bruce F. Fleming, who retired after serving as our Executive Vice President and Chief Marketing Officer since 2007.

Our CEO and other senior management succession planning process includes identifying and developing internal candidates, such as our new CEO, CFO, and Chief Marketing Officer. The criteria used when assessing the qualifications of potential CEO successors are included on a position specification developed by our Board of Directors. Our Board of Directors is committed to being prepared for a planned or unplanned change in our leadership in order to ensure our stability.

In continuation of this process, the Governance & Nominating Committee, in collaboration with the Compensation & Organization Committee, agrees upon and recommends to the Board a succession plan for our CEO and other senior members of executive management in the ordinary course of business and in emergency situations. Through this process, our Board of Directors receives from our CEO and Vice President, Global Human Resources qualitative evaluations of, and recommendations concerning, potential successors to our CEO and other senior executives, along with a review of any development plans recommended for such individuals. At least once annually, our Board of Directors reviews our succession plans. In addition to the annual review, succession planning is regularly discussed in executive sessions of our Board of Directors and in committee meetings, as applicable. Additionally, directors become familiar with potential successors for key leadership positions through various means, including a comprehensive annual talent and succession review, Board of Directors and committee meeting presentations, and less formal interactions throughout the course of the year.

Additionally, our Board of Directors, with support and recommendations from the Governance & Nominating Committee, oversees the succession of its members. To this end, at least once a year, in connection with its annual evaluation of our Board of Directors, its committees, and individual directors, our Board of Directors evaluates each director’s performance, relative strengths against a set of criteria, including those set forth in the Corporate Governance Guidelines, and future plans, including any retirement objectives. As part of that evaluation, our Board of Directors identifies areas of overall strength and weakness with respect to its composition. Our Board of Directors considers whether individual directors possess the personal characteristics identified above under the caption “Corporate Governance—Board of Directors Meeting and Board of Directors Committees—Governance & Nominating Committee,” and whether our Board of Directors as a whole possesses all of the following core competencies: accounting and finance, management, risk management, industry knowledge, knowledge of technology, marketing, digital marketing and social media, supply chain management, international markets, strategic vision, business development, product development, and corporate governance, among others.

In 2015, our Board of Directors appointed Mr. Farrell to the Board, effective January 4, 2016, and has nominated him for election at the Annual Meeting to serve until the 2018 Annual Meeting.

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Code of Conduct

We have adopted a Code of Conduct that applies to all employees and directors of Church & Dwight and our worldwide subsidiaries. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file, and promote compliance with applicable governmental laws, rules, and regulations. The Code of Conduct requires the prompt internal reporting of violations of the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. The Code of Conduct is available on the Investors page of our website at www.churchdwight.com. We are committed to satisfying the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct, including the conduct of an executive officer or member of our Board, by making disclosures concerning such matters available on the Investors page of our website. See “Corporate Governance and Other Board Matters—Board of Directors Meetings and Committees—Audit Committee” for a summary of our procedures for the submission, receipt, retention, and treatment of complaints with respect to concerns regarding potential violations of our compliance and ethics program.

Compensation of Directors

In 2015, fees paid to our directors consisted of the following:

Annual Retainer

•	Lead Director *	$ 120,000
•	Chairperson of the Audit Committee	$ 118,000
•	Chairperson of the Compensation & Organization Committee	$ 116,000
•	Chairperson of the Governance & Nominating Committee	$ 114,000
•	Other non-employee directors	$ 100,000

Annual Equity

•	Annual Equity Grant	$ 120,000

Special Assignment

•	Special Assignment (Per Meeting)	$ 2,000

*	Our Lead Director who is also currently Chair of the Governance and Nominating Committee, receives fees only in his capacity as Lead Director.

We pay fees to our directors in accordance with the Compensation Plan for Directors (as amended and restated, the “Compensation Plan for Directors”). Any fees payable to our directors under this plan may be deferred in accordance with our Deferred Compensation Plan for Directors, provided that a timely election is made by the director seeking such deferral. We also provide annual stock option awards to our directors under the Omnibus Equity Compensation Plan. All of these arrangements are described below.

Compensation Plan for Directors.    Our Compensation Plan for Directors became effective as of January 1, 2015 and provides for the payment of fee-based compensation (i.e., an annual retainer and any special assignment meeting fees) and annual equity grants to our directors. Special

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assignment meeting fees are paid in consideration for attendance at meetings with respect to certain non-scheduled activities and projects requested by the Board. No special assignment meeting fees were paid in fiscal year 2015. The annual retainer amount is pro-rated for any director with less than a full year of service.

The Compensation Plan for Directors provides that all fee-based compensation payable to a director annually be paid either 100% in shares of our common stock, or 50% cash and 50% in shares of our common stock. The default method of payment is 100% in shares of our common stock, but in December of each year (and not later than December 31), the continuing directors may elect to receive, for the following year, payment of their fee-based compensation 50% in cash and 50% in shares of our common stock. Newly elected directors may make this election within 30 days of becoming a director. To determine the number of shares a director is entitled to receive under the plan, the annual retainer or special assignment meeting fee amount (as applicable) is divided by the closing price of a share of our common stock as reported on the NYSE on the applicable payment date.

Annual Equity Grants for Directors.  The Compensation Plan for Directors provides that, unless otherwise established by our Board of Directors, equity grants to our non-employee directors will be made annually on the same date each year on which we make annual equity grants to our employees (which date occurs on the Monday falling most closely to the midpoint between the dates of our first and second quarter earnings releases). A new director will receive his or her initial equity grant on the date such individual commences service with us as a director. In 2015, as in prior years, the annual equity grants were comprised of stock option awards. All shares underlying the stock options granted to non-employee directors vest in full on the third anniversary of the grant date, subject to the director’s continued service on our Board of Directors. Upon any cessation of service due to death or disability, the stock options (to the extent unvested) continue to vest and all unexercised options remain outstanding until the third anniversary of such death or disability (or earlier until expiration of the option term). For any director who retires after serving on our Board of Directors for at least six years, the stock options (to the extent unvested) continue to vest and all unexercised options remain outstanding for the remainder of the option term. Stock options to our non-employees directors are granted under the Omnibus Equity Compensation Plan with a ten-year term. No non-employee director may receive more than one equity grant in any calendar year.

Deferred Compensation Plan for Directors.    The Deferred Compensation Plan for Directors provides an opportunity for our directors to defer payment of all or a portion of their respective director fees into a notional account until after termination of service. A director electing to defer payment must decide whether to receive the deferred payment in a lump sum or in annual installments over a period of up to ten years. A director must make any of the foregoing elections prior to the beginning of the calendar year for which the deferred fees are earned. Also, newly elected directors may make such election within 30 days of becoming a director. A director’s election is deemed to remain in effect with respect to the following year unless the director revokes or changes such election prior to the commencement of such following year. Following a termination of service, the director generally receives a number of shares of our common stock in accordance with his or her timely filed election, either in a lump sum or in annual installments over a period of up to 10 years, equal to the number of notional shares then outstanding in the director’s deferred compensation account under the plan. On a change in control, any and all deferred accounts (including any account being paid in installments) will be immediately distributed. The number of notional shares represented by amounts in a participating director’s account is set forth in the table captioned “Securities Ownership of Certain Beneficial Owners and Management” on page 31.

Stock Ownership, Trading Guidelines, and Short Sale, Hedging, and Pledging Policies for Directors.    We instituted stock ownership guidelines for non-employee directors at the same time as we established stock ownership guidelines for our executive officers in 2004. For a description of our

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stock ownership guidelines for our executive officers, see “Compensation Discussion and Analysis—Stock Ownership, Trading Guidelines, and Short Sale, Hedging, and Pledging Policies.” For 2015, the number of shares required to be held by a non-employee director was based on a multiple of five times the director’s annual retainer (as shown on the chart below) as of January 1, 2014, or, if the director became a director at a later date, as of the date the director was first elected, in each case rounded to the nearest 1,000 shares. Under our stock ownership guidelines, directors have five years from the date on which they joined our Board of Directors to achieve their required stock ownership. All of our non-employee directors who have been in their position for five years or more have achieved their current required stock ownership. The non-employee director stock ownership guidelines were recalibrated effective January 1, 2014, at the same time as the guidelines for executive officers were recalibrated as described below, and are recalibrated every three years.

Until such time when a non-employee director satisfies the applicable stock ownership requirement, the director will be required to hold all shares of our common stock received upon the exercise of stock options or upon lapse of the restrictions on restricted stock (in each case, net of any shares utilized to pay for the exercise price of an option and/or to satisfy tax withholding obligations).

The stock ownership guidelines applicable to each of the non-employee directors in 2015, and our directors’ progress towards achieving the required stock ownership levels, are shown on the following table:

DIRECTOR STOCK OWNERSHIP GUIDELINES AND LEVELS

Name	Applicable Annual Retainer ($)(1)	Dollar Value of Shares Required to be Held ($)(1)	Applicable Price per Share ($)(1)	Required Number of Shares to be Held	Number of Shares Held at 12/31/15(2)

T. Rosie Albright	106,000	530,000	62.00	9,000	32,538
Bradley C. Irwin	90,000	450,000	62.00	7,000	19,813
Robert D. LeBlanc	110,000	550,000	62.00	9,000	35,087
Penry W. Price(3)	90,000	450,000	62.00	7,000	5,854
Ravichandra K. Saligram	90,000	450,000	62.00	7,000	21,915
Robert K. Shearer	108,000	540,000	62.00	9,000	21,640
Janet S. Vergis(3)	90,000	450,000	64.12	7,000	2,100
Arthur B. Winkleblack	90,000	450,000	62.00	7,000	28,068

(1)	Except as noted below, the amount in the Applicable Annual Retainer column represents each director’s annual retainer as of January 1, 2014 and the amount in the Applicable Price per Share represents the average closing price of our common stock during 2013 as reported on the NYSE. For Ms. Vergis, who joined our Board of Directors in May 2014, the Applicable Annual Retainer was determined as of the date on which she became a director, and the Applicable Price per Share is the average closing price of our common stock during the 365 calendar days prior to that date. Under our non-employee director stock ownership guidelines, the applicable annual retainer and price per share are recalibrated every three years. Annual retainer levels and applicable price per share will next be readjusted on December 31, 2016.

(2)	Includes shares owned by the director (or members of his or her immediate family residing in the same household), notional shares held for the account of the director in the Deferred

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Compensation Plan for Directors, and shares held in a trust for which a director has shared voting or investment power.

(3)	Each of Mr. Price and Ms. Vergis has until November 2016 and May 2019, respectively, to achieve the required stock ownership.

The following table provides information regarding compensation for our non-employee directors in 2015.

2015 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

T. Rosie Albright	-	100,000	120,000	220,000
Bradley C. Irwin	-	100,000	120,000	220,000
Robert D. LeBlanc	59,964	60,036	120,000	240,000
Penry W. Price	-	100,000	120,000	220,000
Ravichandra K. Saligram	-	100,000	120,000	220,000
Robert K. Shearer	-	118,000	120,000	238,000
Janet S. Vergis	49,943	50,057	120,000	220,000
Arthur B. Winkleblack	58,000	58,000	120,000	236,000

(1)	The amounts shown for stock awards relate to directors’ fees paid in shares of our common stock and in directors’ fees deferred under the Deferred Compensation Plan for Directors into notional investments in our common stock. The amounts shown for option awards related to stock options are granted under the Omnibus Equity Compensation Plan. These amounts are based upon the grant date fair value of awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in determining these amounts are set forth in note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 19, 2016.

See “Compensation Plan for Directors” and “Deferred Compensation Plan for Directors” for information regarding the computation of the number of shares or notional shares provided to a director in payment of director fees. Three directors deferred payment of all or a portion of their 2015 fees under the Deferred Compensation Plan for Directors, as follows: Ms. Albright, $100,000; Mr. Saligram, $100,000; and Mr. Shearer, $59,000. As of December 31, 2015, none of our directors held any unvested stock awards.

(2)	At December 31, 2015, the number of shares of our common stock underlying options held by each of the directors listed in the table was: Ms. Albright, 46,799; Mr. Irwin, 74,799; Mr. LeBlanc, 46,799; Mr. Price, 38,529; Mr. Saligram, 84,799; Mr. Shearer, 38,799; Ms. Vergis, 15,211; and Mr. Winkleblack, 32,213.

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Our Executive Officers

Listed below are the names, ages and positions held by each of our executive officers, our Vice President, Controller and Chief Accounting Officer and our Vice President, Global Human Resources.

Name	Age	Position

Britta B. Bomhard	47	Executive Vice President and Chief Marketing Officer
Mark G. Conish	63	Executive Vice President, Global Operations
Steven P. Cugine	53	Executive Vice President, International and Global New Products Innovation
Patrick D. de Maynadier	55	Executive Vice President, General Counsel and Secretary
Richard A. Dierker	36	Executive Vice President and Chief Financial Officer
Matthew T. Farrell	59	President and Chief Executive Officer
Steven J. Katz	58	Vice President, Controller and Chief Accounting Officer
James L. Levine	55	Vice President, Global Human Resources
Paul A. Siracusa	59	Executive Vice President, Global Research & Development
Louis H. Tursi, Jr.	55	Executive Vice President, North America Sales

All executive officers and Mr. Levine serve at the discretion of our Board of Directors. Mr. Katz serves at the discretion of our CEO.

Biographical information for Mr. Farrell appears under “Standing for Election for Term Expiring in 2018” on page 8.

Ms. Bomhard has been our Executive Vice President and Chief Marketing Officer since January 2016, prior to which she served as General Manager, Europe since 2013. From 2005 to 2013, Ms. Bomhard served in a variety of Marketing and General Management assignments at Energizer. Prior to Energizer, Ms. Bomhard worked for Wella AG and GlaxoSmithKline in their marketing organizations.

Mr. Conish has been our Executive Vice President, Global Operations since May 2007. From December 2004 through May 2007, he was our Vice President, Global Operations, and from July 1999 through December 2004, he was our Vice President, Operations. From 1994 through July 1999, he was our Vice President, Manufacturing and Distribution. Mr. Conish has been employed by us in various positions since 1975.

Mr. Cugine has been our Executive Vice President, International and Global New Products Innovation since January 2016. From June 2014 to December 2015 he was Executive Vice President, and President, International Consumer Products, and Executive Vice President, Global New Products Innovation, and President, International Consumer Products from July 2013 to June 2014. From May 2007 through June 2013, he served as our Executive Vice President, Global New Products Innovation. From September 2005 through May 2007, he was our Vice President, Global New Products Innovation, and from July 2004 until September 2005, he was our Vice President, President of Household Products Division. From December 1999 through July 2004, he was our Vice President, Human Resources. He also served as our Acting President of Household Products Division from August 2002 through July 2004 and as Acting President of the Specialty Products Division from October 2000 through December 2002. From 1988 through December 1999, Mr. Cugine served in several capacities with FMC Corporation, including as Director of Human Resources for the Alkali, Peroxide, and Oxidant Chemical Divisions.

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Mr. de Maynadier has been our Executive Vice President, General Counsel, and Secretary since December 2011. He served in a number of capacities for Hill-Rom Holdings, Inc. and its predecessor, Hillenbrand Industries, Inc., from January 2002 through December 2010, including Senior Vice President, General Counsel and Secretary from October 2007 through July 2010 and Vice President, General Counsel and Secretary from January 2002 through October 2007. Previously, Mr. de Maynadier served as Executive Vice President, General Counsel and Secretary for CombiMatrix Corporation; as President and Chief Executive Officer of SDI Investments, LLC, a spin-off of Sterling Diagnostic Imaging, Inc.; and as Senior Vice President, General Counsel and Secretary of Sterling Diagnostic Imaging, Inc. Earlier in his career, Mr. de Maynadier was a corporate and securities Partner at the law firm Bracewell & Patterson, L.L.P.

Mr. Dierker has been our Executive Vice President and Chief Financial Officer since January 2016, prior to which he served as Vice President, Corporate Finance since 2012. From 2009 to 2012, Mr. Dierker led Supply Chain Finance as the Company’s Operations Controller. From 2008 to 2009, he held a senior financial management position at Alpharma, Inc., a leading international specialty pharmaceutical company. Prior to 2008, he held financial and business development management positions for Ingersoll-Rand Ltd, a major diversified industrial manufacturer.

Mr. Katz has been our Vice President, Controller and Chief Accounting Officer since May 2007. From January 2003 through May 2007, Mr. Katz was our Controller, and from April 1993 through December 2002, he was our Assistant Controller. Mr. Katz has been employed by us in various positions since 1986.

Mr. Levine has been our Vice President, Global Human Resources since June 2015. From April 2007 through May 2015, he served as our Director, Compensation & Benefits. From January 2002 he was a Human Resources Director, and from March 2000 to December 2001 he was a Division Human Resources Manager. From 1988 through February 2000, Mr. Levine served in several capacities within the Human Resources organization of FMC Corporation.

Dr. Siracusa has been our Executive Vice President, Global Research & Development since May 2007, and was our Vice President, Global Research & Development from March 2005 through May 2007. Dr. Siracusa served as Senior Vice President, Research & Development for Playtex Products, Inc. from March 2000 through March 2005. From 1997 through 2000, he was Senior Vice President Research & Development for Reckitt & Coleman plc (“Reckitt & Coleman”), a consumer products company, and also served as Divisional Vice President of Research & Development, North America of Reckitt & Coleman from 1995 through 1997. Dr. Siracusa was also the Chairman of the board of directors of the Consumer Specialty Products Association for the calendar years 2014 and 2015, a trade association which represents the interests of the consumer specialty products industry.

Mr. Tursi has been our Executive Vice President, North America Sales since January 2016. From June 2014 to December 2015 he was Executive Vice President, North America Sales and Retail Customer Marketing, and was Executive Vice President, North America Sales from May 2007 to June 2014. From July 2004 through May 2007, he was our Vice President, Domestic Consumer Sales. Prior to joining us, Mr. Tursi served as Vice President of Sales, Marketing and Customer Service of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. from 1999 through 2004.

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SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of our common stock as of March 11, 2016 (unless otherwise noted), by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director and nominee for director; (iii) each current executive officer named in the Summary Compensation Table on page 50; and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of such person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name. None of the shares held by directors and executive officers included in the table are pledged as security.

	Amount and Nature of Beneficial Ownership(1)		Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)	Percent of Class

BlackRock, Inc.(4)	8,987,930	7.00%	0
The Vanguard Group(5)	12,110,396	9.44%	0
James R. Craigie(6)	1,404,202	*	157,249
T. Rosie Albright	22,945	*	32,665
Matthew T. Farrell	187,174	*	39,587
Bradley C. Irwin	68,258	*	0
Robert D. LeBlanc(7)	50,032	*	0
Penry W. Price	20,529	*	0
Ravichandra K. Saligram	61,307	*	18,993
Robert K. Shearer	28,925	*	7,690
Janet S. Vergis	2,100	*	0
Arthur B. Winkleblack	36,427	*	0
Patrick D. de Maynadier	72,250	*	8,995
Louis H. Tursi, Jr.	205,973	*	14,533
Steven P. Cugine	149,407	*	9,267
All executive officers and directors as a group (19 persons)	2,777,659	2.17%	351,413

*	Less than one percent.

(1)	Applicable percentage of ownership is based on 128,261,963 shares of our common stock outstanding as of March 11, 2016. Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 11, 2016, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our common stock credited to the account of directors under the Deferred Compensation Plan for Directors or credited to the account of executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent interests equivalent in value to the fair market value of shares of our common stock; gains or losses in the interests are based upon

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gains or losses in the fair market value of our common stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Because notional shares do not represent actual shares, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)	The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 11, 2016, as follows: Mr. Craigie, 1,383,378 shares; Ms. Albright, 22,945 shares; Mr. Farrell, 140,290 shares; Mr. Irwin, 48,445 shares; Mr. LeBlanc, 14,945 shares; Mr. Price, 14,675 shares; Mr. Saligram, 60,945 shares; Mr. Shearer, 14,945 shares; Ms. Vergis, 0 shares; Mr. Winkleblack, 8,359 shares; Mr. de Maynadier, 60,420 shares; Mr. Tursi, 164,190 shares; Mr. Cugine, 127,790 shares; and all executive officers and directors as a group, 2,443,207 shares.

(4)	BlackRock, Inc. provided the following information in Amendment No. 6 to its Schedule 13A, filed with the SEC on February 10, 2016. As of December 31, 2015, BlackRock, Inc. and its affiliates named in such report (collectively, “BlackRock”) reported aggregate beneficial ownership of 8,987,930 shares of our common stock with sole voting power over 7,602,490 shares, shared voting power over no shares, sole dispositive power over 8,987,930 shares and shared dispositive power over no shares. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(5)	The Vanguard Group 23-1945930 provided the following information in Amendment No. 3 to its Schedule 13G, filed with the SEC on February 11, 2016. As of December 31, 2015, The Vanguard Group and its affiliates named in such report (collectively, “TVG”) reported aggregate beneficial ownership of 12,110,396 shares of our common stock with sole voting power over 243,115 shares, shared voting power over 12,100 shares, sole dispositive power over 11,852,436 shares and shared dispositive power over 257,960 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 205,260 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 90,555 shares as a result of its serving as investment manager of Australian investment offerings. The principal business address of TVG is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Mr. Craigie’s ownership includes 3,802 shares of common stock held in two trusts for which Mr. Craigie holds either shared voting or shared investment power.

(7)	Mr. LeBlanc’s ownership includes 9,600 shares of common stock held by Mr. LeBlanc’s spouse and children.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Code of Conduct includes our policy regarding the review and approval of related person transactions. In accordance with the Code of Conduct, all related person transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules must be reported to and approved by the Audit Committee.

Related Person Transactions

There were no disclosable related person transactions during 2015.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of the integrity of Church & Dwight’s financial statements, compliance with legal and regulatory requirements, and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Church & Dwight’s internal control over financial reporting. Deloitte & Touche LLP, Church & Dwight’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Church & Dwight’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of Church & Dwight, and (ii) expressing an opinion on the effectiveness of Church & Dwight’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and Deloitte & Touche LLP’s evaluation of Church & Dwight’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board Standards, Auditing Standard No. 16, “Communications with Audit Committees.”

3.	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert K. Shearer, Chair

Bradley C. Irwin

Janet S. Vergis

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FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2015 and 2014 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Ltd., and their respective affiliates are as follows:

	2015 ($)	2014 ($)

Audit Fees	3,073,205	2,836,907
Audit-Related Fees(1)	590,916	548,116
Tax Fees(2)	471,764	362,465
All Other Fees	0	0
Total	4,135,885	3,747,488

(1)	Audit related fees primarily include services for acquisition-related due diligence in both 2015 and 2014.

(2)	Tax fees include services for filing for tax incentives from government agencies, assistance for tax audits from taxing authorities, tax compliance, and planning.

PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP during 2015 in accordance with our policy described below.

The Audit Committee pre-approves all permitted non-audit services to be provided by our independent registered public accounting firm. However, the Audit Committee has delegated to Mr. Shearer, as Chair of the Audit Committee, authority to pre-approve permitted non-audit services, provided that any such pre-approved non-audit services are reported to the full Audit Committee at its next scheduled meeting.

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COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded for 2015 to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers”.

2015 COMPENSATION

Compensation Objectives

We focus on the following objectives in making compensation determinations:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation”.

•	Condition the majority of a named executive officer’s compensation on a combination of short and long-term performance. We refer to this objective as “performance incentives”.

•	Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “stockholder incentives”.

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives”.

The principal components of 2015 compensation that we paid to our named executive officers designed to meet these objectives are as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation

Annual Incentive Compensation	Performance Incentives Competitive Compensation Stockholder Incentives

Stock Options	Performance Incentives Stockholder Incentives Competitive Compensation Retention Incentives

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What We Do:

☑	Significant stock ownership and stock holding requirements are in place for senior executives.

☑	A majority of our executive compensation is performance based.

☑	Limited perquisites for executives.

☑	Appropriate balance between short-term and long-term compensation discourages short-term risk taking at the expense of long-term results.

☑	Our Annual Incentive Program utilizes four diverse metrics to avoid over-emphasis on any one short-term measure.

☑	Change in control cash severance payments require a “double trigger” before payment can be made (requiring a qualifying termination following a change-in-control).

☑	Our Compensation & Organization Committee engages an independent compensation consultant, who performs no other work for Church & Dwight, to advise on executive compensation matters.

☑	Clawback provisions permit the Compensation & Organization Committee to recoup certain compensation payments and stock grants made under the Annual Incentive Plan and the Omnibus Equity Compensation Plan to the extent required by law.

What We Do Not Do:

☒	No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

☒	No hedging, pledging or short sales by our named executive officers with respect to Company securities.

☒	No re-pricing or backdating stock options.

Determination of Competitive Compensation

In making executive compensation determinations for 2015, the Compensation & Organization Committee, or “Committee,” referenced data provided by Steven Hall & Partners to gauge the comparability of our compensation to the compensation of executives of other similar-sized companies with generally corresponding responsibilities. Steven Hall & Partners has served as an independent compensation consultant to the Committee for several years, and assists the Committee in its review of compensation for executive and non-executive officers. Steven Hall & Partners does not perform any other services for us.

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With respect to our CEO and our Chief Operating Officer/Chief Financial Officer (“COO/CFO”), Steven Hall & Partners provided data focused on compensation paid by a comparator group of consumer packaged goods companies, other than tobacco and spirits companies, that had revenues in the range of approximately 50 - 200% of our revenues. Within this classification, Steven Hall & Partners referenced companies with similar distribution channels and with a focus on brand recognition. We believe there is a strong likelihood that the skills of our CEO and COO/CFO are transferable among these companies, so we would expect to compete with these companies for executive officer talent. For 2015, the comparator companies (the “Compensation Comparator Companies”) were the following:

Compensation Comparator Companies

¡ Central Garden & Pet Company	¡ The J. M. Smucker Company
¡ Chiquita Brands International, Inc.	¡ McCormick & Company Incorporated
¡ The Clorox Company	¡ Mead Johnson Nutrition Company
¡ Coca-Cola Bottling Co. Consolidated	¡ Nu Skin Enterprises, Inc.
¡ Cott Corporation	¡ Perrigo Company
¡ Dr. Pepper Snapple Group, Inc.	¡ The Scotts Miracle-Gro Company
¡ Energizer Holdings, Inc.	¡ Spectrum Brands, Inc.
¡ Flowers Foods, Inc.	¡ TreeHouse Foods, Inc.
¡ Hain Celestial Group, Inc.	¡ Tupperware Brands Corporation
¡ Hasbro, Inc.

For 2015, we removed from our list of Compensation Comparator Companies Hillshire Brands Co. because it was acquired, and The Hershey Company because its revenue was above 200% of our revenue for two years in a row.

In providing comparative data regarding compensation of executives of the Compensation Comparator Companies, Steven Hall & Partners aged the data to January 1, 2015 using an update factor of three percent per annum. The approach used by Steven Hall & Partners required them to exclude companies if their executives earned compensation more than twice as much or less than half as much as our corresponding executive. Steven Hall & Partners also excluded data relating to executives who have not held their position for at least two years and, as it deemed appropriate, excluded data relating to one-time and promotional awards.

Steven Hall & Partners utilized proxy statement data with respect to the Compensation Comparator Companies only with respect to our CEO and COO/CFO. Steven Hall & Partners did not use this data for our other named executive officers because it believed the data did not provide a sufficient comparative sampling or otherwise was not appropriate. Therefore, in making a comparative evaluation with respect to our named executive officers other than our CEO and COO/CFO, we relied on an analysis prepared by Steven Hall & Partners of data derived from published surveys. This analysis provided information on compensation for executive officers serving in positions comparable to those of our other named executive officers. Where possible, Steven Hall & Partners focused its comparative data on surveys relating to non-durable goods manufacturing companies and consumer products companies. In addition, the survey data was adjusted based on Steven Hall & Partners’ judgment as to reliability and validity of the data. The survey data also was used by Steven Hall & Partners as a reference point in addition to the Compensation Comparator Companies’ publicly filed proxy statement data it used in providing a comparative analysis of compensation for our CEO and COO/CFO.

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In determining a 2015 competitive market guideline with respect to total direct compensation, namely base salary, Annual Incentive Plan payout at plan target and long-term incentives, we referenced a level that approximates the 50th percentile of the Compensation Comparator Companies, or the survey companies, as applicable. However, we did not follow this guideline rigidly, and the Committee made determinations that represent a departure from this general guideline, as described below. In addition, because a majority of our compensation is performance-based, actual cash compensation paid to our named executive officers could further vary from that paid to executive officers in the Compensation Comparator Companies or the survey companies, based on achievement of performance targets.

Salaries

In 2015, each of our named executive officers, other than the CEO, received base salary increases of approximately 3%, which was consistent with market increases for this period. Our salary levels reflect the fact that, historically, all of our named executive officers reported directly to our CEO, rather than to an intermediate executive such as the Chief Operating Officer.

Annual Incentive Plan

The principal objective of the Annual Incentive Plan is to align executive and stockholder interests by providing an incentive to our named executive officers to achieve annual performance goals that also support long-term stockholder return. The performance goals are established each year to reflect specific objectives set in our annual budget. The Committee also considers competitive factors, including competitive market data for total cash compensation, which includes salary and annual incentive bonus, in determining the amount of annual incentive award opportunities for our named executive officers.

The Committee uses a numerical performance rating system with a range from 0.0 to 2.0 to determine the payout amounts under the Annual Incentive Plan. A rating of 1.0 represents the target achievement level for plan performance with payout based on each participant’s annual incentive compensation award target percentage of his or her annual base salary. The award payment for 2015 was set at a 1.0 rating consistent with our setting total direct compensation at the median level when our planned performance is in line with competitive levels. Actual payouts to our named executive officers can vary significantly based on actual performance. The following table indicates the percentage of salary payable at a 1.0 rating:

Named Executive Officers Annual Incentive Plan Target Payouts

Name	Percentage of Salary Payable at 1.0 Performance Rating	Award Opportunity (Based on a 1.0 Performance Rating)

James R. Craigie	100%	$1,000,000
Matthew T. Farrell	75%	$517,500
Patrick D. de Maynadier	60%	$237,000
Louis H. Tursi, Jr.	50%	$197,500
Steven P. Cugine	50%	$189,625

As described above, the Committee references the competitive compensation data provided by Steven Hall & Partners in setting the percentage levels. Messrs. Craigie’s, Farrell’s, and de Maynadier’s percentages reflect their respective responsibilities during 2015 as CEO, COO/CFO and

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General Counsel. The Committee sets the percentage for all other then-serving executive officers at 50%, which the Committee believes unifies the commitment of the affected executive officers towards achievement of our annual performance goals.

The 2015 corporate performance metrics and their weightings were as follows:

2015 Performance Metrics

Metrics	Corporate

Net Sales	25%
Gross Margin	25%
Diluted Earnings Per Share	25%
Cash From Operations*	25%

*	Cash from operations equals net cash provided by operating activities.

The Committee selected net sales as a measure of corporate performance because it is a key growth metric used in our industry. The Committee believes that in a mature industry subject to intense competition, net sales are a fundamental measure of our ability to compete effectively and grow.

The Committee selected gross margin as a measure of corporate performance because the Committee believes that our ability to control cost of sales and trade spending are critical components of our operations. The effect of raw material and energy costs on our margins has underscored the need for effective management of both our product pricing and cost of sales.

The Committee selected diluted earnings per share as a measure of corporate performance because it is a key metric used by investors and is indicative of profitability affecting our share price. This metric is closely followed by analysts, investors, and our employees. It also is commonly used by other consumer packaged goods companies.

The Committee selected cash from operations as a measure of corporate performance, including our working capital utilization, because the Committee believes cash from operations is a standard performance metric used by investors and a good indicator of process discipline and execution capabilities. It also is a tool used by our management. The Committee believes that cash from operations provides a useful indication of our ability to pursue acquisitions, drive new product development, make capital expenditures to support organic growth and gross margin improvements, return cash to stockholders through dividends and share repurchases, and/or reduce outstanding debt. Moreover, cash from operations is affected by net income and working capital factors relevant to assessing the management of our business.

With respect to performance goals established for each metric, the Committee applies a scale of 0.0 to 2.0 to determine a performance rating. As noted above, payout amounts for achieving plan performance in 2015 were set at a rating of 1.0. A rating of 2.0 would indicate that the maximum performance level was achieved or exceeded. A rating of 0.0 would indicate that performance was below the level at which any payment would be made under the Annual Incentive Plan. In determining the annual incentive payout, the Committee multiplied the amount payable for a 1.0 performance rating by the actual performance rating.

The Committee has discretion to adjust the corporate results used to compute performance based on external circumstances or unanticipated business conditions that are not within the reasonable control of our management or that do not generally reflect or directly relate to our day-to-day operations in the ordinary course, to the extent permitted by Section 162(m) of the Internal Revenue Code.

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The following table indicates, with respect to each corporate performance measure, the threshold level of 2015 performance for which a payout could be made, the target performance level, and the maximum performance level. To the extent applicable, the amounts and percentages in the following table and in the actual performance column in the next table reflect the adjustments approved by the Committee to eliminate the effect of foreign exchange rates that differed from budgeted amounts, the termination of our Canadian Pension Plan, accounts receivable factoring beyond budgeted amounts, as well as an impairment charge taken for our Natronx joint venture.

2015 Annual Incentive Plan Performance Ranges

(In millions, except gross margin and per share data)
Performance Measure	Threshold (0 rating)	Target (1.0 rating)	Maximum (2.0 rating)

Net Sales	$3,196	$3,400	$3,536
Gross Margin	43.07%	44.32%	45.57%
Diluted Earnings Per Share	$3.09	$3.25	$3.41
Cash From Operations	$525	$583	$641

With respect to corporate performance in 2015, the actual performance (adjusted as described above) and ratings were as follows:

2015 Performance Ratings

(in millions, except gross margin and per share data)
	Actual Performance (as adjusted)	Rating

Net Sales	$3,442	1.31
Gross Margin	44.71%	1.31
Diluted Earnings Per Share	$3.25	1.00
Cash From Operations	$604	1.36
Overall Corporate Rating (Average)		1.24

The corporate performance rating for 2015 was equal to the weighted average number of these factors, or 1.24. Based on that performance rating, our named executive officers received award payments under the Annual Incentive Plan for 2015 as shown in the table below:

Named Executive Officers 2015 Annual Incentive Plan Payouts

Name	Applicable Performance Rating	Actual Award Payment(1)	Actual Award as percentage of Award Opportunity (Based on a 1.0 Performance Rating)

James R. Craigie	1.24	$1,240,000	124%
Matthew T. Farrell	1.24	$641,700	124%
Patrick D. de Maynadier	1.24	$293,900	124%
Louis H. Tursi, Jr.	1.24	$244,900	124%
Steven P. Cugine	1.24	$235,100	124%

(1)	Amounts rounded to nearest $100.

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The award payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentives—Stock Options

In 2015, the Committee continued to utilize options on our common stock as our principal form of long-term compensation. The number of shares underlying options granted to our named executive officers is calculated by designating an amount equal to a percentage of the named executive officer’s salary, and dividing that amount by the grant date fair value of the share underlying the option, in accordance with U.S. generally accepted accounting principles. Stock options granted in 2015:

•	have a 10-year term,

•	vest as to all underlying shares on the third anniversary of the date of grant, and have an exercise price equal to the fair market value per share on the date of grant, which the Committee determines based on the closing price as reported on the NYSE on the date of grant.

In addition, as has been the case since 2007, our stock options granted in 2015 include provisions enabling a three-year post-termination vesting and exercise period. The provisions apply if (i) the option holder’s employment terminates due to retirement, as defined in the grant agreement, or is terminated by us without cause; (ii) the option holder is at least 55 years old and has completed at least five years of service with us; (iii) the sum of the option holder’s age and years of service is at least 65; and (iv) pursuant to our request, the option holder has signed a waiver and release agreement. We believe that these provisions enable us to attract and retain seasoned executives who have considerable experience. Moreover, we believe these post-termination provisions offset the effect of the three-year cliff vesting provisions of our stock options, which we believe are less favorable than vesting provisions used by many of the Compensation Comparator Companies. Many of those companies provide for incremental vesting of stock options during the vesting period, while our options do not vest until they have been held for three years. We believe our vesting provisions encourage our employees to maintain employment with us for an extended period of time and to align their interests with longer-term company performance.

The Committee has applied special provisions to options granted to Mr. Craigie in 2005 and thereafter in his capacity as CEO. These provisions became effective in July 2009, the fifth anniversary of his employment with us. Under these provisions, if his employment with us were to have terminated for any reason other than for cause, his options remain exercisable until the end of their stated term and will continue to vest in accordance with the terms of the grant. The Committee adopted these provisions in 2005 to encourage Mr. Craigie to maintain a long-term focus on our strategy and a long-term interest in our stock, and to remove requirements and incentives to exercise options and sell underlying shares within a short time following a termination of his employment. As such, Mr. Craigie’s options will remain exercisable and will continue to vest in accordance with the terms of the grant following Mr. Craigie’s retirement from his role as our CEO effective January 4, 2016.

The Committee believes that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is directly dependent on the market performance of our common stock following the date of grant.

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Under our long-term incentive program, the Committee grants stock options to each of our named executive officers on an annual basis, based on a percentage of the executive officer’s salary. In connection with our 2015 grants, the Committee used the following percentages of salary for our named executive officers:

Named Executive Officers Stock Option Grants as Percent of Salary

Name	Percentage of Salary*

James R. Craigie	375%
Matthew T. Farrell	150%
Patrick D. de Maynadier	133%
Louis H. Tursi, Jr.	92%
Steven P. Cugine	92%

*	In order to eliminate the potential for minor differences among executive officers (other than our CEO, COO/CFO, and General Counsel) and foster a cohesive commitment to our success, the Committee used 92 percent of the average salaries of the executive officers then serving to compute the value of options to be granted to each of them.

In determining the number of shares underlying options for each of our named executive officers, the Committee divided the dollar value to be received by each officer by the grant date fair value of one stock option to determine the number of stock options to be granted to the executive officer and rounded the resulting number of shares to the nearest 10 shares. The number of shares underlying stock options granted to our named executive officers are set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.

In addition, based on Mr. Craigie’s recommendation and in recognition of individual performance he deemed exceptional during 2014, the Committee increased the number of options granted to Messrs. Farrell and Tursi in 2015 by approximately 10%. There were no specific performance criteria utilized to arrive at these determinations.

The Committee has, from time to time, considered the structure of our long-term incentive compensation, which continues to consist entirely of stock options. The Committee continues to believe that stock options are the most effective and appropriate form of long-term incentive compensation for the Company to use at this time. On an ongoing basis it reviews with management and our Board the advisability of adopting alternative forms of long-term incentive compensation that are tied to, and provide incentives for, the long-term increase in stockholder value.

Restricted Stock

Prior to 2013, the Committee awarded restricted stock to our executive officers under a restricted stock award program when they acquired our common stock (other than shares of common stock acquired through our employee stock purchase plan or savings and profit sharing plan). The restricted share value was 20-percent of the value of the common stock acquired. No grants were made under the restricted stock award program in 2015.

On January 4, 2016, the Board granted restricted shares to Mr. Cugine and Mr. Tursi, each with a grant date value of $500,000. These grants each have three-year cliff vesting provisions to encourage retention of these executives who have exhibited sustained superior performance.

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Perquisites and Charitable Contributions

We provide very limited perquisites to our executive officers. Our executives may receive a comprehensive physical examination through a provider selected by the executive from among three providers that we have approved. We believe it is in our best interest to ensure that our executives’ health is monitored so that any health-related issues pertaining to an executive can be identified and addressed promptly. The annual cost to us for providing this benefit is approximately $2,000 per executive.

Except as noted above, we currently do not have programs for providing personal benefit perquisites to executive officers. Although we do not participate in any programs under which we agree to make donations to charitable or other non-profit institutions in the name of any of our executive officers or directors, from time to time the Company does make such donations as requested by our executive officers and directors. The aggregate amount of all such donations with respect to named executive officers was $20,000 in 2015.

STOCK OPTION GRANT PRACTICES

For the past several years, the Compensation & Organization Committee has followed a practice of making our annual stock option grants to executive officers and other employees effective on the Monday falling most closely to the midpoint between the dates of the company’s first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant. The per share exercise price of stock options is equal to the closing price of a share of our common stock on the date of grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

The Compensation & Organization Committee delegates to our Vice President, Global Human Resources the ability to approve a specific number of stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition purposes. The Compensation & Organization Committee approved options to purchase 108,341 shares for these purposes in 2015. The timing and pricing of the option grants in 2015 conformed to the Compensation & Organization Committee practices described in the preceding paragraph.

We do not permit re-pricing of options without prior stockholder approval.

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STOCK OWNERSHIP, TRADING GUIDELINES AND SHORT SALE, HEDGING AND PLEDGING POLICIES

Our executive officer stock ownership guidelines are designed to further align the interests of executive officers with the interests of our stockholders. As applied to our named executive officers, the guidelines generally specified the minimum number of shares of our common stock that our executive officers were required to hold at the end of 2015 (or, if later, five years following appointment to an executive officer position) and continue to hold thereafter. The minimum number of shares requirement in effect in 2015 was based on salary levels on January 1, 2014, and the average closing price of our common stock during 2013. An executive officer who becomes subject to the guidelines after January 1, 2014, would have stock ownership requirements computed based on a multiple of his or her salary at the time the executive officer becomes subject to the guidelines and the average closing price of our common stock for the immediately preceding 365-day period. In each case, the number of shares resulting from the calculation is rounded to the nearest 1,000 shares. Until an executive officer satisfies the applicable stock ownership requirement, the executive officer is required to hold all shares of our common stock received upon exercise of stock options or upon lapse of the restrictions on restricted stock (in each case, net of any shares utilized to pay for the exercise price of an option or to satisfy tax withholding obligations).

Every three years, we recalibrate the stock ownership requirements based on the then current base salaries and the average closing stock price of our common stock over the preceding 12 months. The stock ownership requirements were most recently recalibrated on January 1, 2014. The Compensation & Organization Committee reviews the executive officers’ progress towards compliance with the guidelines semi-annually. As of December 31, 2015, all of our executive officers are in compliance with our current stock ownership guidelines.

In addition, our insider trading guidelines prohibit our executive officers from (i) buying or selling the Company’s securities while in possession of material, non-public information relating to us, (ii) engaging in short sales of our securities, (iii) buying or selling puts or calls or other derivative securities on our securities, (iv) entering into hedging or monetizing transactions or similar arrangements with respect to our securities, and (v) holding our securities in a margin account or pledging our securities as collateral for a loan.

The stock ownership guidelines applicable to each of our named executive officers in 2015, and our named executive officers’ actual stock ownership levels, are shown on the following table:

Named Executive Officers Stock Ownership Guidelines

Name	Applicable Base Salary(1) $	Multiple of Salary Subject to Guidelines	Dollar Value of Shares Required to be Held $	Applicable Price Per Share $	Required Number of Shares to be Held	Number of Shares Held at 12/31/15(2)

James R. Craigie	1,000,000	5.0x	5,000,000	62.00	81,000	178,407
Matthew T. Farrell	525,000	5.0x	2,625,000	62.00	42,000	86,275
Patrick D. de Maynadier	386,000	2.5x	965,000	62.00	16,000	20,052
Louis H. Tursi, Jr.	371,000	2.5x	927,500	62.00	15,000	48,992
Steven P. Cugine	371,000	2.5x	927,500	62.00	15,000	25,357

(1)	Applicable base salary refers to the base salaries in effect on January 1, 2014. Applicable price per share is the average closing price of our common stock during 2013 as reported on the NYSE. Base salary levels and applicable price per share will be readjusted on December 31, 2016.

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(2)	Includes shares owned by the executive officer or members of his immediate family residing in the same household, shares or notional shares held for the executive officer’s account in a company plan, and restricted stock held by the executive officer.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements addressing compensation for our named executive officers that accrue value as the executive officers continue to work for us, provide special benefits upon certain types of termination events, or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.

Savings and Profit Sharing Plan for Salaried Employees

This plan, which we sometimes refer to below as the “savings and profit sharing plan,” is a tax-qualified defined contribution plan available to all of our domestic salaried employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 70 percent of his or her eligible compensation (approximately 15 percent for highly compensated employees in 2015), which includes salary and payments under the Annual Incentive Plan, on a pre-tax basis or as Roth contributions. We provide a matching contribution equal to 100% of the first five percent of eligible compensation that an employee contributes in any year. In addition, the plan provides a profit-sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year. The performance measures and results used to calculate the annual contribution level are identical to the company-wide measures described above under “2015 Compensation—Annual Incentive Plan.” Achievement of the target performance rating would have resulted in a contribution of 5 percent of a participant’s base salary and Annual Incentive Plan payments made in 2015. Based on 2015 performance results, the Compensation & Organization Committee approved a contribution equal to 6.2 percent of a participant’s eligible compensation in 2015. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code (the eligible compensation limit was $265,000 in 2015).

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan (“EDCP”) and its predecessors collectively have been in effect for over 20 years. The plan is a nonqualified deferred compensation plan that provides potential tax benefits for executive officers. Under the EDCP as currently in effect, an executive officer can defer up to 85% of his or her salary and up to 85% of amounts paid to the executive officer under the Annual Incentive Plan. In addition, an executive can make a separate deferral, which we refer to below as the “Excess Compensation Deferral,” of up to five percent of compensation that exceeds Internal Revenue Code limits on eligible contributions under the savings and profit sharing plan. We provide a contribution equal to (i) 100% of the Excess Contribution Deferral; (ii) five percent of other salary and Annual Incentive Plan deferrals; and (iii) the profit sharing contributions we would have made to the participant’s account under the savings and profit sharing plan were it not for the Internal Revenue Code limit on the amount of eligible compensation under that plan and the participant’s deferrals into the EDCP.

Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment

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in our common stock. A participant may not initially allocate more than 50 percent of his or her contributions to our common stock, although the participant can increase the notional common stock amount through intra-plan transfers of notional investments previously made. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in annual installments, in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon termination (pre-retirement) death or disability. See the Deferred Compensation table and accompanying narrative for additional information.

Change in Control and Severance Agreements

In 2006, we adopted change in control and severance agreements for our executive officers. We believe that these agreements can create management stability during a period of uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We believe that the agreements provide financial security to an executive officer in the event the executive officer is terminated without cause following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. In determining, at the time we adopted the agreements, to provide a higher level of benefits to Mr. Craigie than to our other named executive officers, we referenced data from a study prepared by the Compensation & Organization Committee’s compensation consultant indicating that a higher level of benefits for a chief executive officer was in line with marketplace practices. We also determined to provide benefits to our executive officers, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these severance obligations provide a competitive benefit that enhances our ability to hire and retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. In March 2010, we and the participating executives amended the agreements to eliminate the tax gross-up provisions under the agreements. In the event that payments to be made to an executive under the change in control and severance agreements in connection with a change in control would result in the imposition of the excise tax under Internal Revenue Code Section 4999, the payments will be reduced to the highest amount that could be paid without triggering the excise tax if, following the reduction, the executive would retain a greater amount of net after-tax payments than if no reduction were made. If no reduction is made, the executive officer will pay any applicable excise tax.

In January 2016, our Board approved amendments to our change in control agreements to provide for, among other things, (i) a change in the “cause” definition so that, as modified, “cause” means an executive officer’s dishonesty, fraud, willful misconduct or refusal to follow or comply with the lawful direction of the Company (other than due to illness or incapacity), provided that such refusal is not based on the officer’s good faith compliance with applicable legal or ethical standards, (ii) a clarification that a change in control must actually occur in order for any change in control benefits to be paid, (iii) changes to the post-termination group medical and life insurance coverage provisions involving the calculation of premium payments, and (iv) clarification that any receipt of severance benefits be subject to the officer’s continued compliance with his or her restrictive covenant obligations

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under the agreement. For Mr. Farrell, in recognition of his new role as President and CEO, the amendments also (i) increased his change in control severance from two to three times base salary plus target bonus, (ii) extended his healthcare benefits from 24 to 36 months, (iii) increased his non-change in control severance from one to two times base salary, and (iv) extended his healthcare benefits from 12 to 24 months. The length of Mr. Farrell’s non-competition and non-solicitation periods was also increased to correspond with the increases in the severance periods.

See “Potential Payments Upon Termination or Change in Control” on page 56 for further information regarding benefits under the change in control and severance agreements.

TAX CONSIDERATIONS

Internal Revenue Code Section 162(m) limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified highest paid executive officers, unless certain conditions are met. We have structured certain portions of our executive compensation program in a manner intended to preserve deductibility for federal income tax purposes. Nevertheless, we believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

SAY-ON-PAY VOTE

At the 2015 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the compensation paid to our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved compensation to our named executive officers, with over 95 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation policies. As we evaluated our compensation practices in fiscal 2015, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy. As a result, the Compensation & Organization Committee continued our general approach to executive compensation for 2015. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation & Organization Committee will continue to seek and consider stockholder feedback in the future.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2015 compensation for executive officers, Mr. Craigie, aided by our human resources department, provided statistical data and recommendations to the Compensation & Organization Committee. Mr. Craigie did not make recommendations as to his own compensation. While the Compensation & Organization Committee utilized this information, and valued Mr. Craigie’s observations with regard to compensation for our other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation & Organization Committee, in some cases subject to ratification by the Independent Directors.

ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in the Charter of the Compensation & Organization Committee, one of the Compensation & Organization Committee’s purposes is to administer our executive compensation

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program. It is the Compensation & Organization Committee’s responsibility to oversee the design of executive compensation programs, policies, and practices; to determine, subject to ratification by a majority vote of the Independent Directors, the types and amounts of compensation for executive officers; and to review and recommend for approval the adoption, termination, and amendment of, and to administer, our incentive compensation and stock option plans. All compensation for our executive officers ultimately must be approved or ratified by a majority of the Independent Directors. Our human resources department supports the Compensation & Organization Committee’s work, and in some cases acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Organization Committee directly engages Steven Hall & Partners, an outside consulting firm, to assist in its review of compensation for executive officers. Steven Hall & Partners does not perform any other services for us.

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COMPENSATION & ORGANIZATION COMMITTEE REPORT

The Compensation & Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation & Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted,

Arthur B. Winkleblack, Chair
T. Rosie Albright
Penry W. Price

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2015 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for 2015, 2014, and 2013 of our former President and CEO, our current President and CEO, and each of the persons who were the next three most highly paid executive officers in 2015. We sometimes refer to these persons as our “named executive officers.”

Name and Principal Position(1)	Year	Salary ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($) (2)(4)	All Other Compensation ($)		Total ($)

James R. Craigie Non-Executive Chairman and Former President and Chief Executive Officer	2015 2014 2013	1,000,000 1,000,000 982,500	3,749,981 3,500,002 3,749,996	1,240,000 1,000,000 1,454,100	225,529 234,863 292,181	(5) (6)	6,215,510 5,734,865 6,478,777
Matthew T. Farrell(7) President and Chief Executive Officer and former Chief Operating Officer and Chief Financial Officer	2015 2014 2013	690,000 564,583 521,250	1,146,831 907,436 1,025,952	641,700 355,700 462,900	128,515 109,438 126,430	(5) (8)	2,607,046 1,937,157 2,136,532
Patrick D. de Maynadier Executive Vice President, General Counsel and Secretary	2015 2014 2013	395,000 386,000 383,250	529,348 563,412 703,084	293,900 231,600 340,300	73,179 81,999 89,350	(9)	1,291,428 1,263,011 1,515,994
Louis H. Tursi, Jr. Executive Vice President, North America Sales	2015 2014 2013	395,000 378,500 377,250	402,783 373,012 420,363	244,900 189,300 272,500	68,442 62,645 75,666	(5) (10)	1,111,124 1,003,457 1,145,778
Steven P. Cugine Executive Vice President International and New Global Products Innovation	2015 2014 2013	379,250 371,000 367,000	351,450 523,059 570,362	235,100 185,500 271,600	76,252 59,569 64,485	(5) (11)	1,042,052 1,139,128 1,273,447

(1)	On January 4, 2016 Mr. Craigie retired as President and Chief Executive Officer of the Company. Mr. Farrell, Executive Vice President, Chief Operating Officer and Chief Financial Officer, succeeded Mr. Craigie as President and Chief Executive Officer effective January 4, 2016. Mr. Craigie will continue as Non-Executive Chairman of the Board of Directors.

(2)	Some of our named executive officers deferred a portion of their salary and non-equity incentive plan compensation in 2015 under the Executive Deferred Compensation Plan as follows: Mr. Craigie, $43,750; Mr. Farrell, $55,309; Mr. de Maynadier, $135,490; Mr. Tursi, $216,085 and Mr. Cugine, $15,992.

(3)	The amounts shown for option awards are based on the grant date fair value of awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 19, 2016. For information regarding the number of shares subject to 2015 stock option grants and other features of those grants, see the Grants of Plan-Based Awards table on page 52.

(4)	Represents payments under the Annual Incentive Plan based on achievement of corporate performance measures. See “Compensation Discussion and Analysis—2015 Compensation—Annual Incentive Plan” for further information regarding payments for 2015.

(5)	Includes the portion of the Medicare tax liability attributable to the executive paid by the Company in respect of certain historical deferred compensation plan account balances as follows: Mr. Craigie, $16,210; Mr. Farrell, $4,007; Mr. Tursi, $2,888 and Mr. Cugine, $3,367.

(6)	Includes $224,000 of employer retirement savings contributions, of which $137,250 was contributed to Mr. Craigie’s account under the Savings and Profit Sharing Plan for Salaried Employees and $86,750 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination.

(7)	Mr. Farrell’s base salary increased to $1,000,000 effective January 4, 2016 when he was appointed President and Chief Executive Officer.

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(8)	Includes $117,118 of employer retirement savings contributions, of which $78,083 was contributed to Mr. Farrell’s account under the Savings and Profit Sharing Plan for Salaried Employees and $39,035 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination and a donation of $10,000 that we made to a non-profit organization with which Mr. Farrell is involved.

(9)	Includes $70,178 of employer retirement savings contributions, of which $52,099 was contributed to Mr. de Maynadier’s account under the Savings and Profit Sharing Plan for Salaried Employees and $18,080 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination.

(10)	Includes $65,442 of employer retirement savings contributions, of which $49,477 was contributed to Mr. Tursi’s account under the Savings and Profit Sharing Plan for Salaried Employees and $15,965 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination.

(11)	Includes $63,252 of employer retirement savings contributions, of which $48,265 was contributed to Mr. Cugine’s account under the Savings and Profit Sharing Plan for Salaried Employees and $14,987 was contributed to his account under the EDCP, based on statutory limits. This also includes a donation of $10,000 that we made to a non-profit organization with which Mr. Cugine is involved.

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2015 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to our named executive officers in 2015.

Name	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target (at 1.0 rating) ($)	Maximum ($)

James R. Craigie	6/22/2015	5/7/2015	-	1,000,000	2,000,000	276,140	83.83	3,749,981

Matthew T. Farrell	6/22/2015	5/7/2015	-	517,500	1,035,000	84,450	83.83	1,146,831

Patrick D. de Maynadier	6/22/2015	5/7/2015	-	237,000	474,000	38,980	83.83	529,348

Louis H. Tursi, Jr.	6/22/2015	5/7/2015	-	197,500	395,000	29,660	83.83	402,782

Steven P. Cugine	6/22/2015	5/7/2015	-	189,625	379,250	25,880	83.83	351,450

(1)	For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.”

(2)	There is no specified minimum award payout under the Annual Incentive Plan.

(3)	Constitutes target and maximum award opportunities for our named executives under our Annual Incentive Plan. See “Compensation Discussion and Analysis—2015 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(4)	The amounts shown in this column represent the shares of our common stock underlying options granted under the Omnibus Equity Compensation Plan in 2015. All options were granted with an exercise price per share equal to the closing price per share as reported on the NYSE on the date of grant. The options vest as to all underlying shares on the third anniversary of the date of grant and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. In the event of a “change in control,” as defined in the Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest, unless our Board of Directors determines otherwise.

(5)	The grant date fair value is computed in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements in our Annual Report Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 19, 2016.

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2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and held by our named executive officers at December 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date

James R. Craigie	194,000		24.40	6/18/2017
	248,200		27.83	6/16/2018
	263,400		26.99	6/22/2019
	219,400		33.33	6/21/2020
	244,300		40.44	6/20/2021
	214,078		53.81	6/18/2022
		346,580	61.92	6/17/2023
		274,080	69.62	6/16/2024
		276,140	83.83	6/22/2025

Matthew T. Farrell	50,500		40.44	6/20/2021
	89,790		53.81	6/18/2022
		94,820	61.92	6/17/2023
		71,060	69.62	6/16/2024
		84,450	83.83	6/22/2025

Patrick D. de Maynadier	10,000		43.91	12/1/2021
	50,420		53.81	6/18/2022
		64,980	61.92	6/17/2023
		44,120	69.62	6/16/2024
		38,980	83.83	6/22/2025

Louis H. Tursi, Jr.	27,600		24.40	6/18/2017
	30,600		27.83	6/16/2018
	32,400		26.99	6/22/2019
	29,800		33.33	6/21/2020
	25,200		40.44	6/20/2021
	46,190		53.81	6/18/2022
		38,850	61.92	6/17/2023
		29,210	69.62	6/16/2024
		29,660	83.83	6/22/2025

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	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Steven P. Cugine	32,400		26.99	6/22/2019
	27,400		33.33	6/21/2020
	25,200		40.44	6/20/2021
	42,790		53.81	6/18/2022
		38,850	61.92	6/17/2023
		13,980	61.52	7/1/2023
		40,960	69.62	6/16/2024
		25,880	83.83	6/22/2025

(1)	Options vest and expire as to all of the underlying unexercisable shares as follows:

Option Exercise Price ($)	Expiration Date	Vesting Date

61.92	6/17/2023	6/17/2016
61.52	7/01/2023	7/01/2016
69.62	6/16/2024	6/16/2017
83.83	6/22/2025	6/22/2018

In the event of a “change in control,” as defined in the Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest unless our Board of Directors determines otherwise.

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2015 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by our named executive officers during 2015. There was no vesting of restricted stock held by our named executive officers during 2015.

	Option Awards		Stock Awards
N ame	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

James R. Craigie	-	-	-	-
Matthew T. Farrell	-	-	-	-
Patrick D. de Maynadier	20,000	921,800	-	-
Louis H. Tursi, Jr.	39,000	2,600,780	332	28,306
Steven P. Cugine	30,600	1,739,548	165	14,068

(1)	Based upon the difference between the closing price of our common stock on the dates of exercise, as reported on the NYSE, and the exercise price of the options exercised on the respective exercise dates.

(2)	Based on the $85.26 per share closing price of our common stock on March 5, 2015, as reported on the NYSE.

2015 NONQUALIFIED DEFERRED COMPENSATION

Our named executive officers are among employees eligible to participate in the EDCP. Participants can elect to defer up to 85% of each of their salary and Annual Incentive Plan award payout. Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our common stock. The other notional investments are based on a group of mutual funds. We also made contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under the Savings and Profit Sharing Plan for Salaried Employees but for (i) limitations imposed by the Internal Revenue Code on plan contributions, and (ii) the participant’s deferrals under the EDCP. Following retirement, participants may elect to receive either a lump sum payment or installment payments for up to 20 years. A participant’s interest in the portion of his or her account derived from our contributions vests, depending on the nature of the contribution, between two to five years from commencement of employment.

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The following table provides details regarding nonqualified deferred compensation for our named executive officers in 2015.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)

James R. Craigie	43,750	186,366	1,198,776	17,043,358
Matthew T. Farrell	55,309	105,195	303,165	4,032,877
Patrick D. de Maynadier	135,490	45,733	54,713	1,057,771
Louis H. Tursi, Jr.	216,085	43,743	89,423	1,514,990
Steven P. Cugine	15,992	40,861	69,937	2,950,006

(1)	All amounts shown in this column are reported as compensation in the 2015 Summary Compensation Table for 2015. These amounts include contributions made after the end of 2015 which were earned with respect to 2015.

(2)	Includes amounts that are reported as compensation in the 2015 Summary Compensation Table for 2013 and 2014 as follows: Mr. Craigie, $687,018; Mr. Farrell, $238,781; Mr. de Maynadier, $446,970; Mr. Cugine, $58,875; and Mr. Tursi, $291,159. Amounts shown in this column also include contributions made after the end of 2015 which were earned with respect to 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2015 (except as otherwise noted).

The information in this section does not include information relating to the following:

•	distributions under the EDCP—see “2015 Nonqualified Deferred Compensation” for information regarding this plan,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our tax-qualified defined contribution plan,

•	restricted shares and shares underlying options that vested prior to the termination event—see the 2015 Outstanding Equity Awards at Fiscal Year-End table, and

•	short-term incentive payments that would not be increased due to the termination event.

Change in Control and Severance Agreements

We have entered into Change in Control and Severance Agreements with each named executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons unrelated to a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50 percent or more of our common stock,

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•	the consummation of a merger or other business combination or a sale of all or substantially all of our assets, or

•	within any 24-month period, “incumbent directors” no longer constitute at least a majority of our Board of Directors; “incumbent directors” are (i) persons who were directors immediately before the beginning of the 24-month period and (ii) persons who are elected to our Board of Directors by a two-thirds vote of the incumbent directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason, generally within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•	a lump sum payment equal to two times (three times for Mr. Craigie) the sum of such executive officer’s base salary plus target bonus award under the Annual Incentive Plan for the year in which such termination occurs, and

•	a lump sum payment equal to the executive officer’s target bonus award under the Annual Incentive Plan multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•	a lump sum payment equal to the executive officer’s base salary (Mr. Craigie will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter), and

•	a lump sum payment equal to the Annual Incentive Plan award that would have been payable to the executive officer based on actual performance multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment (to be paid on the later of the regularly scheduled payment date for the award and six months following the date of termination of employment).

“Good reason” means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a material demotion in title, position, or duties; (ii) the executive officer’s base salary and target award percentage or benefits are materially decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event that an executive officer becomes liable for payment of any excise tax under Internal Revenue Code Section 4999 with respect to any “excess parachute payments” under Internal Revenue Code Section 280G to be received under the agreement in connection with a change in control, we will reduce the payments below the threshold amount for “excess parachute payments” set forth in Section 280G, if the reduction would provide the executive with greater net after-tax payments than would be the case if no reduction were made and the payments were subject to excise tax under Section 4999.

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In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control)—or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control)—or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance; and (iii) payment for unused vacation time. The agreement also contains non-competition, non-solicitation, and non-disparagement provisions.

The Change in Control and Severance Agreement replaced related provisions, if any, in the executive officer’s employment agreement.

In January 2016, our Board approved amendments to the Change in Control and Severance Agreement. For a description of these changes, see “Compensation Discussion and Analysis – Ongoing and Post-Employment Compensation – Change in Control and Severance Agreements.”

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Upon a Change in Control

Under the Omnibus Equity Compensation Plan, upon a change in control all stock options and restricted stock granted prior to the change in control vest immediately, unless our Board of Directors determines otherwise. The definition of “change in control” under the Omnibus Equity Compensation Plan is substantially the same as the definition of “change in control” under the Change in Control and Severance Agreements. We believe this accelerated vesting can create management stability during a period of uncertainty, because there is an increased risk that executive officers may seek other employment opportunities if they became concerned about employment security following a change in control.

Table of Benefits Upon Termination Events

The following tables show potential payments to our named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2015 termination date. In connection with the amounts shown in the table:

•	Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event are equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $84.88 closing price per share of our common stock on December 31, 2015, as reported on the NYSE. Stock options continue to vest in accordance with the terms of grant for three years for named executive officers who either are terminated without cause or voluntarily terminate and, in each case, meet our “age plus years of service” and other contractual qualifications for “retirement” treatment, and upon death or disability, in accordance with the terms of our plans. Because they do not accelerate, these amounts are not listed in the table. As of December 31, 2015, Mr. Farrell met the minimum “age plus years of service” requirement for retirement. As noted under the caption “Long-Term Incentives-Stock Options” we have applied special provisions to options granted to Mr. Craigie in 2005 and thereafter.

•	Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event

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multiplied by the $84.88 closing price per share of our common stock on December 31, 2015, as reported on the NYSE. These benefit amounts are payable upon a voluntary termination of a named executive officer, provided such officer meets our qualifications for “retirement,” or upon the death or disability of such executive, in accordance with the terms of our plans. As of December 31, 2015, both Messrs. Craigie and Farrell met the minimum “age plus years of service” requirement for retirement.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

•	We assumed that target award performance rating under the Annual Incentive Plan is met in the year of termination. Under the Change in Control and Severance Agreements, if the named executive officer is terminated on December 31, he or she will be entitled to no additional payments with respect to this component beyond what the executive otherwise would have earned under the Annual Incentive Plan. Therefore, no payment with respect to this component is reflected in the table.

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James R. Craigie Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)

Severance Payments	6,000,000	2,000,000	-	-
Stock Options	12,429,885	-	-	-
Restricted Stock	-	-	-	-
Excise Tax and Gross-Ups	-	-	-	-
Health and Welfare Benefits	16,169	8,085	-	-
Total	18,446,054	2,008,085	-	-

Matthew T. Farrell Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)

Severance Payments	2,432,500	695,000	-	-
Stock Options	3,350,115	-	-	-
Restricted Stock	-	-	-	-
Excise Tax and Gross-Ups	-	-	-	-
Health and Welfare Benefits	16,193	8,096	-	-
Total	5,800,808	703,096	-	-

Patrick D. de Maynadier Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)

Severance Payments	1,273,600	398,000	-	-
Stock Options	2,206,141	-	-	-
Restricted Stock	-	-	-	-
Excise Tax and Gross-Ups	-	-	-	-
Health and Welfare Benefits	15,882	7,941	-	-
Total	3,495,623	405,941	-	-

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Louis H. Tursi, Jr. Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)

Severance Payments	1,194,000	398,000	-	-
Stock Options	1,368,884	-	-	-
Restricted Stock	-	-	-	-
Excise Tax and Gross-Ups	-	-	-	-
Health and Welfare Benefits	21,100	10,550	-	-
Total	2,583,984	408,550	-	-

Steven P. Cugine Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)

Severance Payments	1,146,000	382,000	-	-
Stock Options	1,870,792	-	-	-
Restricted Stock	-	-	-	-
Excise Tax and Gross-Ups	-	-	-	-
Health and Welfare Benefits	25,536	12,768	-	-
Total	3,042,328	394,768	-	-

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EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2015

The following table provides information as of December 31, 2015, regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a))

Equity Compensation Plans Approved by Stockholders	8,596,818	51.77	7,826,333

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PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS

In accordance with the provisions of Section 14A of the Exchange Act, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, commonly referred to as a say-on-pay vote. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables, and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 Annual Meeting of Stockholders, we provide to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers. Accordingly, the next vote to approve, on an advisory basis, the compensation of our named executive officers will be conducted at the 2017 Annual Meeting of Stockholders.

As described under “Compensation Discussion and Analysis,” our compensation objectives have focused on providing compensation that is competitive, includes meaningful performance incentives, aligns the interests of our executive officers and stockholders and provides an incentive for long-term continued employment with us.

We believe that our compensation program, which includes meaningful, performance-based components, has met these objectives and has enabled us to attract, motivate, and retain talented executives who have helped us achieve strong financial results. Please refer to the “Compensation Discussion and Analysis” for a detailed discussion of the performance goals addressed by our incentive programs and our compensation programs generally. Moreover, we believe that our compensation program is aligned with the long-term interests of our stockholders, and contributed to our achievement of an average annual total stockholder return over the past one, five, and ten years of 9.4 percent, 21.8 percent, and 19.3 percent, respectively.

At the 2015 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the compensation paid to our named executive officers. Our stockholders overwhelmingly approved compensation to our named executive officers, with over 95 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation policies. As we evaluated our compensation practices in fiscal 2015, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy. As a result, the Compensation & Organization Committee continued our general approach to executive compensation for 2015. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation & Organization Committee will continue to seek and consider stockholder feedback in the future.

Accordingly, our Board of Directors recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Church & Dwight Co., Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, the Compensation & Organization Committee values the opinions expressed by our

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stockholders, will continue to seek and consider stockholder feedback in the future, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Your Board of Directors unanimously recommends a vote FOR approval of compensation of our named executive officers.

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PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte & Touche LLP to serve as our independent registered accountant for 2016. In accordance with past practice, this selection will be presented to our stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by our stockholders. Deloitte & Touche LLP has served as our independent registered accountant since 1969.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the Annual Meeting, if he or she desires to do so.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request by telephone or in writing to the stockholder’s broker if the shares are held in a brokerage account or, if the shares are registered in the name of the stockholder, to our transfer agent, Computershare Investor Services LLC, 250 Royall Street, Canton, MA 02021, telephone: (866) 299-4219. We promptly will send additional copies of the relevant material following receipt of a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and persons holding more than ten percent of our common stock, are required to file with the SEC initial reports of their ownership of our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2015, except that, due to an administrative oversight, James L. Levine Vice President, Global Human Resources, filed one late Form 4 on July 16, 2015 with respect to two transactions relating to approximately 120 notional shares.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.

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STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2017 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Secretary) no later than November 23, 2016 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2017 Annual Meeting of Stockholders, other than a proposal for inclusion in the proxy statement pursuant to SEC regulations, or who wants to nominate a person for election to our Board of Directors at that meeting, must provide a written notice that sets forth the specified information described in our Certificate of Incorporation concerning the proposed business or nominee. The notice must be delivered to the Secretary at our principal executive offices, at the address set forth on the first page of this proxy statement, no later than November 23, 2016. A copy of our Certificate of Incorporation can be obtained upon request directed to the Office of the Secretary at the address set forth on the first page of this proxy statement.

Church & Dwight Co. | 2016 Proxy Statement	66

ANNUAL REPORT AND FORM 10-K

Our Annual Report to Stockholders for 2015, including financial statements, is being furnished, simultaneously with this proxy statement, to all stockholders of record as of the close of business on March 11, 2016, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2015, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

PATRICK D. DE MAYNADIER
Corporate Secretary

Ewing, New Jersey

March 23, 2016

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Church & Dwight Co. | 2016 Proxy Statement	68

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey 08628 USA

(609) 806-1200

www.churchdwight.com

From North

Via the New Jersey Turnpike

Take the New Jersey Turnpike S to Exit 9.

After the toll, stay right; take Route 18 North for  1⁄2 mile.

From Route 18, take Route 1 South for approximately 20 miles to the I-95 S exit.

Merge onto I-95 S and proceed approximately 5 miles.

From I-95 S, take Exit 4 for New Jersey 31 towards Ewing / Pennington.

Turn left onto NJ-31 S / Route 31 S.

After approximately  1⁄2 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

Via US Route 1 South

Take US Route 1 S to the I-95 S exit.

Merge onto I-95 S and proceed approximately 5 miles.

From I-95 S, take Exit 4 for New Jersey 31 towards Ewing / Pennington.

Turn left onto NJ-31 S / Rte. 31 S.

After approximately  1⁄2 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

From South

Via Interstate 95

Take Route I-95 North towards New Jersey.

Take Exit 4 for New Jersey 31 towards Ewing / Pennington.

Turn right onto NJ-31 S / Route 31 S.

After approximately  1⁄4 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

Via Interstate 295

Take Route I-295 N towards Trenton.

Continue onto I-95 S.

Take Exit 4 for New Jersey 31 towards Ewing / Pennington.

Turn left onto NJ-31 S / Route 31 S.

After approximately1/2 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

Church & Dwight Co. | 2016 Proxy Statement	69

ARM & HAMMER
CHURCH & DWIGHT CO., INC.
PRINCETON SOUTH CORPORATE PARK
500 CHARLES EWING BOULEVARD
EWING, NJ 08628
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E03310-P72633
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
CHURCH & DWIGHT CO., INC.
The Board of Directors recommends that you vote FOR
the following nominees:
1. Election of Directors
Nominees:
For
Against
Abstain
1a. Matthew T. Farrell
☐
☐
☐
1b. Bradley C. Irwin
☐
☐
☐
1c. Penry W. Price
☐
☐
☐
1d. Arthur B. Winkleblack
☐
☐
☐
The Board of Directors recommends that you vote FOR the following proposals:
For
Against
Abstain
2. Advisory vote to approve compensation of our named executive officers.
☐
☐☐
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.
☐
☐
☐
To act on such other business as may properly be brought before the meeting and any adjournments or postponements thereof.
For address changes and/or comments, please check this box and write them
☐
on the reverse side where indicated.
Please indicate if you plan to attend this meeting.
☐
☐
Yes
No
IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION
Please sign exactly as your name(s) appear(s) hereon. All holders, including joint owners,
OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. THIS
must sign below. When signing as attorney, executor, administrator, or other fiduciary,
PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO
please give full title as such. If the holder is a corporation or partnership, please sign in
ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY
full corporate or partnership name by authorized officer.
ADJOURNMENTS OR POSTPONEMENTS THEREOF.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be held on May 5, 2016:
The Notice of Annual Meeting, Proxy Statement and 2015 Annual Report to Stockholders
are available at www.proxyvote.com.
E03311-P72633
CHURCH & DWIGHT CO., INC.
Annual Meeting of Stockholders - May 5, 2016
This proxy is solicited by the Board of Directors
The undersigned hereby appoints T. ROSIE ALBRIGHT, JAMES R. CRAIGIE and PATRICK D. DE MAYNADIER, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, May 5, 2016 at Church & Dwight Co., Inc. Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, NJ 08628 at 12:00 p.m., and at all adjournments or postponements thereof, subject to the directions indicated on the reverse side of this proxy card.
If you are a participant in the Church & Dwight Co., Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 p.m. Eastern Time on May 2, 2016, or for which no voting instructions are specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side